UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

CHAMBERS STREET PROPERTIES
(Name of Registrant as Specified In Its Charter)

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April 22, 2014
Dear Shareholder:
You are invited to attend the annual meeting of shareholders of Chambers Street Properties. This year's meeting will be held on Thursday, June 12, 2014, at 9:30 a.m., Eastern Time, at the Nassau Inn Princeton, 10 Palmer Square, Princeton, New Jersey 08542.
The attached proxy statement, with the accompanying notice of the meeting, describes the matters expected to be acted upon at the meeting. We urge you to review these materials carefully and to take part in the affairs of our company by voting on the matters described in the proxy statement. We hope that you will be able to attend the meeting. Our trustees and management team will be available to answer questions. Afterwards, there will be a vote on the proposals presented in the proxy statement.
Your vote is important. Whether you plan to attend the meeting or not, please submit your proxy or voting instructions on the Internet or by telephone promptly by following the instructions about how to view the proxy materials on your Notice Regarding the Internet Availability of Proxy Materials so that your shares can be voted, regardless of whether you expect to attend the annual meeting. If you received your proxy materials by mail, you may submit your proxy or voting instructions on the Internet or by telephone, or you may submit your proxy by marking, dating, signing and returning the enclosed proxy card/voting instruction form. If you attend the annual meeting, you may continue to have your shares voted as you have previously instructed or you may withdraw your proxy at the annual meeting and vote your shares in person. We look forward to seeing you at the meeting.
Sincerely,
Jack A. Cuneo
President and Chief Executive Officer

Chambers Street Properties
47 Hulfish Street, Suite 210
Princeton, New Jersey 08542
_________________________________________
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
to be held on June 12, 2014
_________________________________________
The 2014 annual meeting of shareholders of Chambers Street Properties, a Maryland real estate investment trust, or REIT, will be held on Thursday, June 12, 2014 at 9:30 a.m., Eastern Time, at the Nassau Inn Princeton, 10 Palmer Square, Princeton, New Jersey 08542. At the annual meeting, shareholders will be asked to consider and vote upon the following proposals set forth in the accompanying proxy statement:

(1)	A proposal to elect seven trustees;

(2)	A proposal to approve, on a non-binding, advisory basis, the compensation of our named executive officers;

(3)	A proposal to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014; and

(4)	A proposal to act upon any other matters that may properly be brought before the annual meeting or at any adjournments or postponements thereof.
Any action may be taken on the foregoing matters at the annual meeting on the date specified above, or on any date or dates to which, by original or later adjournment, the annual meeting may be adjourned, or to which the annual meeting may be postponed.
Our Board of Trustees has fixed the close of business on April 10, 2014, as the record date for determining the shareholders entitled to notice of, and to vote at, the annual meeting, and at any adjournments or postponements thereof. Only holders of record of our common shares at the close of business on that date will be entitled to notice of, and to vote at, the annual meeting and at any adjournments or postponements thereof.
Admittance to the annual meeting will be limited to shareholders as of the record date, or their duly appointed proxies. In the interest of safety, all boxes, handbags and briefcases are subject to inspection. Cameras (including cell phones with photographic capability), recording devices and other electronic devices are not permitted at the meeting.
We are furnishing proxy materials primarily by taking advantage of the Securities and Exchange Commission rule that allows issuers to furnish proxy materials to their shareholders on the Internet. We believe that the rule allows us to provide you with the information you need while lowering costs and reducing the environmental impact of our annual meeting.
Please submit your proxy or voting instructions on the Internet or by telephone promptly by following the instructions about how to view the proxy materials on your Notice Regarding the Internet Availability of Proxy Materials so that your shares can be voted, regardless of whether you expect to attend the annual meeting. If you received your proxy materials by mail, you may submit your proxy or voting instructions on the Internet or by telephone, or you may submit your proxy by marking, dating, signing and returning the enclosed proxy card/voting instruction form. If you attend the annual meeting, you may withdraw your proxy and vote in person.

By Order of our Board of Trustees,
Martin A. Reid
Secretary
April 22, 2014

i

ii

Chambers Street Properties
47 Hulfish Street, Suite 210
Princeton, New Jersey 08542
_________________________________________
PROXY STATEMENT
_________________________________________
2014 ANNUAL MEETING OF SHAREHOLDERS
to be held on June 12, 2014
_________________________________________

This proxy statement contains information related to the solicitation of proxies by the Board of Trustees of Chambers Street Properties, a Maryland real estate investment trust, for use at the 2014 annual meeting of shareholders to be held on Thursday, June 12, 2014, at 9:30 a.m., Eastern Time, at the Nassau Inn Princeton, 10 Palmer Square, Princeton, New Jersey 08542 or at any postponement(s) or adjournment(s) of the annual meeting.
Electronic Delivery of Proxy Materials
Pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"), we are primarily furnishing proxy materials to our shareholders via the Internet, rather than mailing paper copies of the materials.
On or about April 22, 2014, we mailed a Notice Regarding the Internet Availability of Proxy Materials (the "Notice") to many of our shareholders of record, which contained instructions on how to access and review proxy materials, including our proxy statement and our 2013 annual report to shareholders, on the Internet. The Notice also instructs shareholders on how to access their proxy card to be able to submit their proxies on the Internet. Brokerage firms, banks and other nominees who hold shares on behalf of beneficial owners will be sending their own similar notice. Other shareholders, in accordance with their prior requests, have received e-mail notification of how to access the proxy materials and submit their proxies on the Internet. On or about April 22, 2014, we also began mailing a full set of proxy materials to certain shareholders, including shareholders who have previously requested a paper copy of the proxy materials.
Internet distribution of the proxy materials is designed to expedite receipt by shareholders, lower costs and reduce the environmental impact of our annual meeting. If you have previously elected to receive proxy materials electronically, you will continue to receive the materials via e-mail unless you elect otherwise.
How do I access the proxy materials if I received a Notice of Internet Availability of Proxy Materials?
The Notice you received from us or your brokerage firm, bank or other nominee provides instructions regarding how to view the proxy materials for the 2014 annual meeting on the Internet. As explained in greater detail in the Notice, to view the proxy materials and submit your proxy, you will need to visit www.proxyvote.com and have available your 12-digit control number(s) contained in your notice.
How do I request a paper or e-mail copy of the proxy materials?
Whether you hold Chambers Street Properties common shares through a brokerage firm, bank or other nominees (in "street name") as a beneficial owner, or hold our common shares directly in your name through our transfer agent, DST Systems, Inc. ("DST"), as a shareholder of record, you may request a paper or e-mail copy of the 2014 annual meeting proxy materials by following the instructions listed at www.proxyvote.com, by telephoning 1-800-579-1639 or by sending an e-mail to sendmaterial@proxyvote.com. There is NO charge for requesting a paper or e-mail copy of the 2014 annual meeting proxy materials.
IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS
This proxy statement and our 2013 Annual Report to Shareholders are available at www.proxyvote.com.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
Who is entitled to vote at the meeting?
If our records show that you were a holder of our common shares at the close of business on April 10, 2014, which is referred to in this proxy statement as the record date, you are entitled to receive notice of the meeting and to vote the common shares that you held on the record date. Each outstanding common share entitles its holder to cast one vote for each matter to be voted upon. If you were a shareholder on the record date, you will be entitled to vote all of the shares that you held on that date at the annual meeting or any adjournment(s) or postponement(s) of the annual meeting.
Who may attend the meeting?
Subject to space availability, shareholders, or their duly appointed proxies, are entitled to attend the annual meeting only if they were shareholders at the close of business on the record date, April 10, 2014. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at 9:00 a.m., Eastern Time. In order to be admitted to the annual meeting of shareholders you must present a valid government-issued photo identification (such as a driver's license or passport) and proof of ownership of our common shares on the record date. Proof of ownership can be accomplished through the following:

•	a brokerage statement or letter from your broker or custodian with respect to your ownership of common shares on April 10, 2014;

•	the Notice Regarding the Internet Availability of Proxy Materials;

•	a printout of the proxy distribution email (if you receive your materials electronically);

•	a voting instruction form;

•	a proxy card; or

•	a "legal proxy" provided by your broker or custodian.
We reserve the right to determine the validity of any purported proof of ownership. For the safety and security of our shareholders, we will be unable to admit you to the annual meeting of shareholders if you do not present photo identification and proof of ownership of our common shares or if you otherwise refuse to comply with our security procedures. Cameras, recording devices and other electronic devices will not be permitted, and attendees may be subject to security inspections and other security precautions.
What is the purpose of the meeting?
At the annual meeting, you will be asked:

•	to elect the seven trustee nominees specified in this proxy statement;

•	to approve, on a non-binding, advisory basis, the compensation of our named executive officers disclosed in this proxy statement;

•	to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014; and

•	to act upon any other matters that may properly be brought before the annual meeting or at any adjournment(s) or postponement(s) thereof.
What constitutes a quorum?
The presence at our annual meeting, in person or by proxy, of holders of a majority of the total number of outstanding common shares entitled to vote at this meeting is necessary to constitute a quorum for the transaction of business at the meeting. As of the record date, there were 237,010,447 common shares outstanding and entitled to vote at the meeting.

In determining the presence of a quorum at the annual meeting, abstentions in person, proxies received but marked as abstentions as to any or all matters to be voted on that permit abstentions, and proxies received with broker non-votes on some but not all matters to be voted on, will be counted as present.
A broker "non-vote" occurs when a broker, bank or other holder of record that holds shares for a beneficial owner (collectively, "broker") does not vote on a particular proposal because the broker has not received voting instructions from the beneficial owner and does not have discretionary voting power for that particular proposal. Brokers may vote on ratification of the appointment of our independent registered public accounting firm (Proposal 3) even if they have not received instructions from the beneficial owners whose shares they hold. However, brokers may not vote on any of the other matters submitted to shareholders at the 2014 annual meeting unless they have received voting instructions from the beneficial owner. See the response to "What vote is needed to approve each proposal?" for a discussion of the effect of broker non-votes.
What is the difference between holding shares as a shareholder of record and as a beneficial holder?
If your shares are registered directly in your name with Chamber Street Properties' transfer agent, DST Systems, Inc., you are considered, with respect to those shares, the "shareholder of record." The Notice or, for some shareholders of record, a full set of proxy materials in paper form, has been sent directly to you by or on our behalf.
If your shares are held in "street name," you are considered the "beneficial owner" of the shares. The Notice or, for some beneficial owners, a full set of the proxy materials, was sent to you by or on behalf of your broker, who is considered, with respect to those shares, the shareholder of record.
What vote is needed to approve each proposal?
The affirmative vote of a plurality of all votes cast at the meeting at which a quorum is present is necessary for election of the nominees for the trustees named in this proxy statement (Proposal 1).  A majority of all the votes cast at the meeting at which a quorum is present is necessary for (i) approval, on a non-binding, advisory basis, of the compensation of our named executive officers (Proposal 2); (ii)  ratification of the selection of Deloitte Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014 (Proposal 3); and (iii) approval of any other matters properly presented at the annual meeting for shareholder approval.  We will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence or absence of a quorum.  Abstentions do not constitute a vote "for" or "against" any matter being voted on at the annual meeting and will not be counted as "votes cast."  Therefore, abstentions will have no effect on proposals 1 through 3 (or any other matters presented at the annual meeting for shareholder approval), assuming a quorum is present.  Broker "non-votes," or proxies from brokers indicating that such broker has not received instructions from the beneficial owner or other entity entitled to vote such shares on a particular matter with respect to which such broker does not have discretionary voting power, will be treated in the same manner as abstentions for purposes of the annual meeting.  There will not be any broker non-votes with respect to Proposal 3, because Proposal 3 is a routine matter on which brokers are permitted to vote without instructions from the beneficial owner.  If you are a beneficial owner whose common shares are held of record by a broker, your broker has discretionary voting authority under the NYSE rules to vote your shares on Proposal 3, even if the broker does not receive voting instructions from you.  However, under the NYSE rules, your broker does not have discretionary authority to vote on the election of the nominees for the trustees named in this proxy statement (Proposal 1), on the  approval, on a non-binding, advisory basis, of the compensation of our named executive officers (Proposal 2), or any other matters presented at the annual meeting for shareholder approval without instructions from you, in which case a broker "non-vote" will occur and your common shares will not be voted on these matters at the annual meeting.  None of the proposals, if approved, entitle any of our shareholders to appraisal rights under Maryland law or our declaration of trust.
How do I vote?
In Person at the Meeting. If you are a shareholder of record and attend the annual meeting, you may vote in person at the meeting. If you are a beneficial owner and you wish to vote in person at the meeting, you will need to obtain a "legal proxy" from the broker that holds your common shares of record.
By Internet or telephone, and if you received the proxy materials by mail, also by mail:

•
By Internet. You may authorize a proxy to vote your shares via the Internet by going to the website address found on your proxy card (www.proxyvote.com) and following the instructions provided. Internet proxy authorization is available 24 hours per day until 11:59 p.m., Eastern Time, on Wednesday, June 11, 2014. Please have your proxy card/voting instruction form available when you access www.proxyvote.com. You will be given the opportunity to confirm that your voting instructions have been properly submitted. If you are a beneficial owner, your broker may provide additional instructions to you regarding voting your shares through the Internet. IF YOU AUTHORIZE A PROXY VOTE VIA THE INTERNET, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

•
By Telephone. You also have the option to authorize a proxy to vote your shares by telephone by calling the toll-free number listed on your proxy (1-800-690-6903). Telephone proxy authorization is available 24 hours per day until 11:59 p.m., Eastern Time, on Wednesday, June 11, 2014. When you call, please have your proxy card/voting instruction form in hand, and you will receive a series of voice instructions which will allow you to authorize a proxy to vote your common shares. You will be given the opportunity to confirm that your instructions have been properly recorded. If you are a beneficial owner, your broker may provide additional instructions to you regarding voting your shares by telephone. IF YOU AUTHORIZE A PROXY TO VOTE BY TELEPHONE, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

•
By Mail. If you would like to authorize a proxy to vote your shares by mail, then please mark, sign and date your proxy card and return it promptly to our proxy tabulator Broadridge Financial Solutions, Inc., in the postage-paid envelope provided, to Chambers Street Properties Vote Processing, c/o Broadridge Financial Solutions, Inc. 51 Mercedes Way Edgewood, NY 11717. Your proxy card must be received by Wednesday, June 11, 2014. If you are a beneficial owner, your broker may provide additional instructions to you regarding voting your shares by mail.

Can I change my vote after I submit my proxy card?
Yes.
If you cast a vote by proxy, you may revoke it at any time before it is voted by:

•	providing a written notice revoking the proxy to Chambers Street Properties, 47 Hulfish Street, Suite 210, Princeton, NJ 08542, Attn: Secretary;

•
making timely delivery of later-dated voting instructions on the Internet or by telephone or, if you received the proxy materials by mail, also by making timely delivery of a valid, later-dated proxy card; or

•	appearing in person and voting by ballot at the meeting.
If you attend the meeting, you may vote in person whether or not you have previously given a proxy, but your presence (without further action) at the meeting will not constitute revocation of a previously given proxy.
If you are a beneficial owner, you may submit new voting instructions by contacting your broker, bank or other nominee. You may also vote in person at the annual meeting if you obtain a legal proxy as described in the answer to the above question.
All shares for which proxies have been properly submitted and not revoked will be voted at the annual meeting.
Who counts the votes cast at our annual meeting?
Representatives of Broadridge Financial Solutions, Inc., American Election Services, LLC, will tabulate the votes cast at our 2014 annual meeting, and will act as the independent inspector of election.
How is my vote counted?
If you properly execute a proxy in the accompanying form, and if we receive it prior to voting at the meeting, or authorize your proxy to vote your shares electronically through the Internet or by telephone, the common shares that the proxy represents will be voted in the manner specified on the proxy. If no specification is made, the common shares will be voted in accordance with the recommendations of our Board of Trustees. Our Board of Trustees recommendations are set forth together with the description of each proposal in this proxy statement. In summary, our Board of Trustees recommends a vote:

•	For election of each of the nominees for the trustees named in this proxy statement (Proposal 1);

•	For approval, on a non-binding, advisory basis, the compensation of our named executive officers disclosed in this proxy statement (Proposal 2);

•	For ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014 (Proposal 3); and

•	as recommended by our Board of Trustees with regard to all other matters in its discretion.
Can other matters be presented at the annual meeting?
At the date of the printing of this proxy statement, our Board of Trustees is unaware of any matters to be submitted for action at the annual meeting other than the proposals described in this proxy statement, and it is not anticipated that any matters other than those set forth in the proxy statement will be presented at the meeting. If, however, other matters are properly presented, your proxies include discretionary authority on the part of the individuals appointed as proxies to vote your shares or act on those matters according to their discretion with respect to any proposal or for any other reason. In addition, no shareholder proposals or nominations were received on a timely basis, so no such matters may be brought to a vote at the annual meeting.
What other information should I review before voting?
For your review, our 2013 annual report, together with our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, is being provided to you concurrently with the delivery of this proxy statement. You may also obtain, free of charge, a copy of our 2013 annual report on our website at http://www.chambersstreet.com. The information found on, or accessible through, our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document we file with or furnish to the SEC. You may also obtain a copy of our Annual Report on Form 10-K, free of charge, by directing your request in writing to Chambers Street Properties, 47 Hulfish Street, Suite 210, Princeton, New Jersey 08542, Attention: Secretary. The 2013 annual report, however, is not part of the proxy solicitation material.
What is "householding" and how does it affect me?
We have adopted a procedure approved by the SEC called "householding." Under this procedure, shareholders of record who have the same address and last name, and do not participate in electronic delivery of proxy materials, will be mailed only one package that contains the individual paper copies of the Notice or proxy materials, including individual proxy cards, for each shareholder of record at the address. Householding allows us to reduce postage costs and help conserve natural resources.
If your household receives only a single package containing a copy of the Notice or proxy materials, and you wish to receive a separate copy for each shareholder of record, please contact Broadridge Financial Solutions, Inc., toll free at 1-800-542-1061, or write to Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717, Attn: Householding Department, and separate copies will be provided promptly.
If you are a beneficial owner, you can request information about householding from your broker, bank or other holders of record.

Cautionary Note Regarding Forward-Looking Statements
This proxy statement contains various "forward-looking statements." You can identify forward-looking statements by the use of forward-looking terminology such as "believes," "expects," "may," "will," "would," "could," "should," "seeks," "approximately," "intends," "plans," "projects," "estimates" or "anticipates" or the negative of these words and phrases or similar words or phrases.
You can also identify forward-looking statements by discussions of strategy, plans or intentions, including statements about the timing and likelihood of providing a liquidity event to our shareholders. Statements regarding the following subjects may be impacted by a number of risks and uncertainties:

•	our business strategy;

•	our ability to obtain future financing arrangements;

•	estimates relating to our future distributions;

•	our understanding of our competition;

•	market trends;

•	projected capital expenditures;

•	the impact of technology on our products, operations and business; and

•	the use of the proceeds of any offerings of securities.
The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to our common shares, along with the following factors that could cause actual results to vary from our forward-looking statements:

•	general volatility of the securities markets in which we participate;

•	national, regional and local economic climates;

•	changes in supply and demand for industrial and office properties;

•	adverse changes in the real estate markets, including increasing vacancy, increasing competition and decreasing rental;

•	availability and credit worthiness of prospective tenants;

•	our ability to maintain rental rates and maximize occupancy;

•	our ability to identify and secure acquisitions;

•	our failure to successfully manage growth or operate acquired properties;

•	our pace of acquisitions and/or dispositions of properties;

•	risks related to development projects (including construction delay, cost overruns or our inability to obtain necessary permits);

•	receiving and maintaining corporate debt ratings and changes in the general interest rate environment;

•	availability of capital (debt and equity);

•	our ability to refinance existing indebtedness or incur additional indebtedness;

•	failure to comply with our debt covenants;

•	unanticipated increases in financing and other costs, including a rise in interest rates;

•	the actual outcome of the resolution of any conflict;

•	material adverse actions or omissions by any of our joint venture partners;

•	our ability to operate as a self-managed company;

•	availability of and ability to retain our executive officers and other qualified personnel;

•	future terrorist attacks in the United States or abroad;

•	the ability of our operating partnership to continue to qualify as a partnership for U.S. federal income tax purposes;

•	our ability to continue to qualify as a REIT for U.S. federal income tax purposes;

•	foreign currency fluctuations;

•	changes to accounting principles, policies and guidelines applicable to REITs;

•	legislative or regulatory changes adversely affecting REITs and the real estate business;

•	environmental, regulatory and/or safety requirements; and

•
other factors discussed under Item 1A Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2013 and those factors that may be contained in any filing we make with the SEC, including Part II, Item 1A of our Form 10-Qs.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of future events, new information or otherwise.
No person is authorized on our behalf to give any information or to make any representations with respect to the proposals other than the information and representations contained in this proxy statement, and, if given or made, such information and/or representations must not be relied upon as having been authorized. The delivery of this proxy statement shall not, under any circumstances, create any implication that there has been no change in our affairs since the date hereof.

PROPOSAL 1: ELECTION OF TRUSTEES
Our Board of Trustees currently consists of seven members each serving for a term of one year and until their successors are duly elected and qualify, which term expires at each annual meeting of shareholders. Our declaration of trust and bylaws provide that a majority of the entire Board of Trustees may at any time increase or decrease the number of trustees. However, unless our declaration of trust and bylaws are amended, the number of trustees may never be less than the minimum number required by the Maryland REIT law.
At the annual meeting, all of the trustees will be elected to serve until the 2015 annual meeting and until their successors are duly elected and qualify. Our Board of Trustees, upon recommendation of the Nominating and Corporate Governance Committee, has nominated Charles E. Black, Mark W. Brugger, Jack A. Cuneo, James L. Francis, James M. Orphanides, Martin A. Reid and Louis P. Salvatore to serve as trustees. Our Board of Trustees anticipates that each nominee will serve, if elected, as a trustee. However, if any nominee is unable to accept election, proxies voted in favor of such nominee will be voted for the election of such other person or persons as our Board of Trustees may select.
The election of each nominee requires the affirmative vote of a plurality of all votes cast at the meeting at which a quorum is present in person or by proxy.
Our Board of Trustees unanimously recommends a vote "FOR" each nominee.
Information Regarding the Nominees
The following table and biographical descriptions set forth certain information with respect to each nominee for election as a trustee at the 2014 annual meeting, based upon information furnished by each trustee. The biographical descriptions for each nominee includes the specific experience, qualifications, attributes and skills that led to the conclusion by our Board of Trustees that such person should serve as a trustee.

Name	Age	Position
Charles E. Black	65	Chairman of the Board of Trustees(1)
Mark W. Brugger	44	Trustee(1)
Jack A. Cuneo	66	President and Chief Executive Officer and Trustee
James L. Francis	52	Trustee(1)
James M. Orphanides	63	Trustee(1)
Martin A. Reid	58	Executive Vice President, Chief Financial Officer, Treasurer, Secretary and Trustee
Louis P. Salvatore	67	Trustee(1)
__________

(1)	Independent trustee.
Charles E. Black. Mr. Black has been one of Chambers Street Properties' (NYSE: CSG) trustees since June 2004 and has been the Chambers Street's Chairman of the Board of Trustees since June 2012. Mr. Black is the Chief Executive Officer of CB Urban Development, a development company he founded in 2007 which specializes in mixed-use urban development projects. Mr. Black is also an attorney in private practice who represents developers, land owners and businesses in the development, entitlement, financing and implementation of politically sensitive, public and private real estate projects. In addition, Mr. Black is Managing Director-Public Private Partnership for Gafcon Inc., of San Diego, California. Mr. Black's area of special focus in the real estate industry relates to structuring the entitlement and financing of large public/private mixed-use developments anchored by sports venues, convention centers and other public facilities. Before founding CB Urban Development, Mr. Black was the Regional Senior Vice President (San Diego region) of The Irvine Company. Prior to joining The Irvine Company in March 2006, Mr. Black was the Executive Vice President of JMI Realty, where he had overall management responsibility for the development of Petco Park, the $450 million San Diego Padres baseball park that was completed in February 2004. Prior to joining JMI Realty in 2002, Mr. Black was the President and Chief Operating Officer of the San Diego Padres Baseball Club. From 1991 to 2002, Mr. Black was a partner in the law firm of Gray, Cary, Ware & Freidenrich LLP, where his areas of expertise included real estate acquisition and development, urban planning and development law and development financing. Mr. Black is a member of the Urban Land Institute (ULI) and the land economics society Lambda Alpha International. Mr. Black received a B.S. from the United States Air Force Academy and a J.D. from the University of California at Davis.
Mark W. Brugger. Mr. Brugger has been one of Chambers Street Properties' (NYSE: CSG) trustees since September 2013. Mr. Brugger is a founder of DiamondRock Hospitality Company ("DiamondRock") where he has served as Chief Executive Officer and a member of the Board of Directors since September 1, 2008. Until he was promoted to his current role, Mr. Brugger served as DiamondRock's Executive Vice President, Chief Financial Officer and Treasurer since its formation in 2004. Previously, Mr. Brugger served Marriott International in a number of roles, including as the Chief Executive Officer of Marriott International's synthetic fuels company from 2001 to 2004 and as Vice President of Project Finance from 2000 to 2004. From 1997 to 2000, Mr. Brugger served as Vice President of Investment Sales at Transwestern Commercial Services. From 1995 to 1997, Mr. Brugger was the Land Development Director for Brookfield Residential, formerly Coscan Washington, Inc. Mr. Brugger received a Juris Doctor cum laude from the American University Washington College of Law in 1995 and a B.A. from the University of Maryland at College Park in 1992.
Jack A. Cuneo. Mr. Cuneo is founder, president, CEO and a trustee of Chambers Street Properties (NYSE: CSG). Mr. Cuneo served as Chairman of Chambers Street's Board of Trustees from January 2009 until June 2012 and was President and CEO of our former investment advisor, from March 2004 through June 2012. Mr. Cuneo was also Executive Managing Director of CBRE Global Investors from July 2008 until June 2012. Mr. Cuneo has over 43 years of experience in the real estate industry and had been involved in a wide range of real estate investment activity including acquisitions, development, joint venture structuring, property sales, work outs and private equity financing for REITs and real estate operating companies. Prior to joining CBRE Global Investors in June 2003, Mr. Cuneo served as President of Cuneo Capital Group which engaged in advisory and private equity investment activities from 2002 to 2003. Mr. Cuneo also spent 26 years at Merrill Lynch where he served from 1997 to 2000 as the Chairman and Chief Executive Officer of Merrill Lynch Hubbard, a real estate investment subsidiary which acquired, operated and sold over 100 properties valued at $1.8 billion on behalf of over 240,000 individual investors. Mr. Cuneo was a Managing Director of the Global Real Estate and Hospitality Group at Merrill Lynch from 2000 to 2002 where he led private equity, advisory and asset sales activities. He is a member of the Urban Land Institute (ULI), the Policy Advisory Board at the Haas School of Business, University of California at Berkeley and the Real Estate Board of New York. Mr. Cuneo received a B.A. from City College of New York and pursued graduate studies at the University of Massachusetts at Amherst.
James L. Francis. Mr. Francis has been one of Chambers Street Properties' (NYSE: CSG) trustees since September 2013. Mr. Francis is President and Chief Executive Officer and a Trustee of Chesapeake Lodging Trust, a lodging REIT ("Chesapeake"), positions he has held since Chesapeake's formation. Prior to co-founding Chesapeake, Mr. Francis served as the President and Chief Executive Officer and a director of Highland Hospitality Corporation ("Highland"), positions that he held from Highland's IPO in December 2003 to its sale in July 2007. Following the sale of Highland, Mr. Francis served as a consultant to the affiliate of JER Partners that acquired Highland until September 2008. Since September 2008, until Chesapeake's formation, Mr. Francis was a private investor. From June 2002 until joining Highland in December 2003, Mr. Francis served as the Chief Operating Officer, Chief Financial Officer and Treasurer of Barceló Crestline Corporation ("Barceló"), and served as Executive Vice President and Chief Financial Officer of Crestline Capital Corporation ("Crestline Capital"), prior to its acquisition by Barceló, from December 1998 to June 2002. Prior to the spin-off of Crestline Capital from Host Hotels & Resorts, Inc. (formerly Host Marriott Corporation, "Host Marriott"), Mr. Francis held various finance and strategic planning positions with Host Marriott and Marriott International, Inc. ("Marriott International"). From June 1997 to December 1998, Mr. Francis held the position of Assistant Treasurer and Vice President Corporate Finance for Host Marriott, where he was responsible for Host Marriott's corporate finance function, business strategy and investor relations. Over a period of ten years, Mr. Francis served in various capacities with Marriott International's lodging business, including Vice President of Finance for Marriott Lodging from 1995 to 1997; Brand Executive, Courtyard by Marriott from 1994 to 1995; Controller for Courtyard by Marriott and Fairfield Inn from 1993 to 1994; Director of Finance and Strategic Planning for Courtyard by Marriott and Fairfield Inn from 1991 to 1993; and Director of Hotel Development Finance from 1987 to 1991. Mr. Francis received his B.A. in Economics and Business from Western Maryland College and earned an M.B.A. in Finance and Accounting from Vanderbilt University.
James M. Orphanides. Mr. Orphanides has been one of Chambers Street Properties' (NYSE: CSG) trustees since October 2005. Since January 2010, Mr. Orphanides has been a Partner and the President of Centurion Holdings LLC. Mr. Orphanides has been retired from First Industrial American Title Insurance Company of New York since 2008 where he served as Chairman Emeritus and as a director until the company merged with its parent, First American Title Insurance Company in November 2010. Mr. Orphanides worked for First American from 1992 through 2008 in key executive positions including, from 1996 through 2007, as President, Chief Executive Officer and Chairman of the Board. Prior to joining First American, Mr. Orphanides was a Principal and President of

Preferred Land Title Services, Inc. from 1982 to 1992. Mr. Orphanides was an executive at Commonwealth Land Title Insurance Company from 1979 to 1982 and an executive at Chicago Title Insurance Company from 1972 to 1979. Mr. Orphanides was a trustee of Wilshire Enterprises, Inc. from January 2009 through January 2010 where he was a member of the Audit committee and chaired strategic planning. Mr. Orphanides has been actively involved in many non-for profit organizations. Until January 2012, Mr. Orphanides sat on the Board of the American Ballet Theatre. Currently, Mr. Orphanides sits on the Boards of: the Foundation for Medical Evaluation and Early Detection, Citizen Budget Commission and CUNY TV Foundation. Mr. Orphanides is also a member of the Hellenic American Bankers Association (HABA); the Economic Club of New York; TPC Golf Club at Jasna Polana in Princeton, New Jersey; the Nassau Club in Princeton, New Jersey, the Union League Club in New York City and the Metropolitan Club in New York City. Mr. Orphanides received a B.A. from Heidelberg College and an M.A. from Queens College of New York.
Martin A. Reid. Mr. Reid has been one of Chambers Street Properties' (NYSE: CSG) trustees since March 2005, and its Executive Vice President and Chief Financial Officer since June 2012 and its Treasurer and Secretary since September 2012. Mr. Reid has over 33 years of experience in the real estate and capital markets industry and has been involved in a wide range of real estate investment and capital markets activity including acquisitions, development, structuring, dispositions, and debt and equity financings. From September 2010 to June 2012, Mr. Reid was the Executive Vice President, Development and Acquisitions at Interstate Hotels & Resorts where he was responsible for real estate holdings, sourcing and acquiring hotels, and identifying management contract opportunities. Prior to joining Interstate, Mr. Reid was a partner in Cheswold Real Estate Investment Management. Prior to joining Cheswold, Mr. Reid was the Chief Executive Officer of the General Partner of Redstone Hotel Partners, advising on hotel transactions and fund raising activities. From 1998 until 2006, Mr. Reid was a Managing Director of Thayer Lodging Group where he was responsible for acquisitions, dispositions, capital raising and financial matters of Thayer Lodging Group. Mr. Reid has a broad professional background in real estate investment, capital markets and finance, including experience in public accounting and financial reporting. Prior to joining Thayer Lodging Group in 1998, Mr. Reid spent four years as a Principal at LaSalle Advisors in Baltimore, Maryland, successor through merger to Alex. Brown Kleinwort Benson, where he originated and closed real estate transactions for pension fund clients. Prior to his tenure with LaSalle, Mr. Reid spent several years in acquisitions and dispositions with real estate investment and advisory affiliates of Merrill Lynch & Co. and Chase Manhattan Bank, where he was involved in the acquisition of several office, retail and residential properties and portfolios. Mr. Reid received a B.S. in Accounting from the State University of New York at Albany and an M.B.A. in Financial Management from Pace University. Mr. Reid is a Member of the American Institute of Certified Public Accountants and is a Full Member of the Urban Land Institute (ULI).
Louis P. Salvatore. Mr. Salvatore has been one of Chambers Street Properties' (NYSE: CSG) trustees since July 2012. Mr. Salvatore has been employed by Arthur Andersen LLP since 1967, where he currently works part-time focusing on the wind down of the public accounting practice. Mr. Salvatore was a partner at Arthur Andersen LLP from 1977 until 2002 and held a number of management positions with Arthur Andersen LLP including Office Managing Partner for Metro New York, Northeast Region Managing Partner, Member of the Worldwide Board of Partners and Interim Managing Partner of Andersen Worldwide. He also currently serves as an independent director and Chairman of the Audit Committee for public traded closed end and open end funds managed by Brookfield Asset Management and serves as a Board Member and Chairman of the Audit Committee for Turner Corporation and for SP Fiber Technologies Inc. Mr. Salvatore previously served as a Board Member and Chairman of the Audit Committee for Jackson Hewitt Tax Service Inc. from 2004 through 2011 and for Crystal River Capital Inc., a mortgage REIT sponsored by Brookfield Asset Management, from 2005 through 2010. In addition, Mr. Salvatore has served on the board of many of New York area civic and community organizations, including New York Partnership, United Way of New York City and Catholic Charities Dioceses of Brooklyn. Mr. Salvatore also holds a Masters Professional Director Certification from the American College of Corporate Directors. Mr. Salvatore received a B.S. in Accounting from Fordham University.
Biographical Information Regarding Executive Officers Who Are Not Trustees
Philip L. Kianka. Mr. Kianka has been Chambers Street Properties' (NYSE: CSG) Executive Vice President and Chief Operating Officer since October 2008. Mr. Kianka has also been the Director of Operations of our former Investment Advisor since January 2006. Mr. Kianka was a Managing Director of CBRE Global Investors from January 2009 to June 2012. Mr. Kianka has over 29 year of experience in the real estate industry and has been involved in a wide range of activities including acquisitions, asset and portfolio management, development, dispositions, finance and joint venture structuring. Prior to joining CBRE Global Investors in January 2006, Mr. Kianka served as Vice President and senior asset manager for Lexington Properties Trust from 1997 to December 2005. Mr. Kianka also spent 13 years as Vice President at Merrill Lynch Hubbard, a real estate subsidiary of Merrill Lynch which acquired, operated and sold more than 100 properties valued at over $1.8 billion on behalf of over 240,000 individual investors. Mr. Kianka is a sustaining member of the Samuel Zell and Robert Lurie Real Estate Center at The Wharton School of the University of Pennsylvania, a member of The Greater Philadelphia Chapter of the National Association of Industrial and Office Properties and a

full member of the Urban Land Institute. Mr. Kianka received a B.A. and a Masters of Architecture from Clemson University in Clemson, South Carolina and is a licensed architect in the State of New Jersey. Mr. Kianka is 57 years old.
Our Board of Trustees and its Committees
Our Board of Trustees presently consists of seven members. Our Board of Trustees has affirmatively determined that Messrs. Charles E. Black, Mark W. Brugger, James L. Francis, James M. Orphanides and Louis P. Salvatore representing a majority of its members, are "independent trustees," as such term is defined by the applicable rules of the SEC and the NYSE. Our Board of Trustees held 21 meetings during fiscal year 2013. Each of the current trustees attended at least 90% of the total number of meetings of our Board of Trustees held during 2013 during which he was a member of our Board of Trustees. For a discussion of our Board of Trustees leadership structure and role in risk oversight, see "Corporate Governance Matters" in this proxy statement.
The Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, the current charters of which are available on our corporate website at http://www.chambersstreet.com under the Investor Relations—Corporate Overview "Governance Documents" section. Further, we will provide a copy of these charters without charge to each shareholder upon written request. Requests for copies should be addressed to Chambers Street Properties, 47 Hulfish Street, Suite 210, Princeton, New Jersey 08542, Attn: Secretary. From time to time, our Board of Trustees also may create additional committees for such purposes as it may determine.
Audit Committee. We have a standing Audit Committee, consisting of Messrs. Salvatore (Chairman), Black, Brugger and Francis, each of whom is "independent" as such term is defined by the applicable rules of the SEC and the NYSE. Our Board of Trustees has determined that Mr. Louis P. Salvatore is an "audit committee financial expert," as defined in the rules promulgated by the SEC under the Sarbanes-Oxley Act of 2002, as amended. Our Audit Committee's primary functions are to select and appoint our independent registered public accounting firm (including overseeing the auditor's qualifications and independence) and to assist our Board of Trustees in fulfilling its oversight responsibilities by reviewing (i) the financial information to be provided to the shareholders and others, (ii) the system of internal controls that management has established, (iii) the performance of our internal audit function and independent auditor, and (iv) the audit and financial reporting process. Our Audit Committee also prepares the report that the rules of the SEC requires to be included in this proxy statement and provides an open avenue of communication among the our independent registered public accounting firm, our internal auditors, our management and our Board of Trustees. Our Board of Trustees has approved a written charter for our Audit Committee, a copy of which is available on our website at http:// www.chambersstreet.com under the Investor Relations—Corporate Overview "Governance Documents" section. Additional information regarding the functions performed by our Audit Committee is set forth in the "Audit Committee Report" included in this annual proxy statement. Our Audit Committee held nine meetings during fiscal year 2013. Each of the committee members attended 89% of the total number of meetings of our Audit Committee held during 2013 during the time in which he was a member of our Audit Committee.
Compensation Committee. We have a standing Compensation Committee, consisting of Messrs. Black (Chairman), Brugger, Orphanides and Salvatore, each of whom is "independent" as such term is defined by the applicable rules of the SEC and the NYSE. Our Compensation Committee's primary purposes are (i) to determine how our executive officers and certain other senior managers should be compensated; (ii) to administer our employee benefit plans and executive compensation programs; (iii) to set policies and review management decisions regarding compensation of our senior managers other than our executive officers and certain other senior managers; and (iv) to produce the report on executive compensation required to be included in this proxy statement. Our Compensation Committee has retained Towers Watson & Co., or Towers Watson, as its independent outside compensation consulting firm and has engaged Towers Watson to provide the Compensation Committee with relevant data concerning the marketplace, our peer group and its own independent analysis and recommendations concerning executive compensation. Towers Watson regularly participates in Compensation Committee meetings. See "Executive Compensation—Compensation Discussion and Analysis." Our Board of Trustees has approved a written charter for our Compensation Committee, a copy of which is available on our website at http://www.chambersstreet.com under the Investor Relations—Corporate Overview "Governance Documents" section. Our Compensation Committee held eight meetings during fiscal year 2012. Each of the committee members attended 100% of the total number of meetings of our Compensation Committee held during 2013 during the time in which he was a member of our Compensation Committee.
Nominating and Corporate Governance Committee. We have a standing Nominating and Corporate Governance Committee consisting of Messrs. Orphanides (Chairman), Black and Francis, each of whom is "independent" as such term is defined by the applicable rules of the SEC and the NYSE. Our Nominating and Corporate Governance Committee is primarily responsible for

(i) assisting our Board of Trustees by identifying individuals qualified to become board members and to serve on board committees, (ii) reviewing and approving specific matters that our Board of Trustees believes may involve conflicts of interest and determining whether the resolution of the conflict of interest is fair and reasonable to us and our shareholders and (iii) developing and recommending to our Board of Trustees, a set of corporate governance guidelines applicable to us and reviewing those guidelines periodically and, if appropriate, recommending to our Board of Trustees changes to our corporate governance policies and procedures. Our Nominating and Corporate Governance Committee does not have any minimum qualifications with respect to board nominees. However, our Nominating and Corporate Governance Committee considers many factors with regard to each candidate, including judgment, integrity, diversity, prior experience, the interplay of the candidate's experience with the experience of other board members and the candidate's willingness to devote substantial time and effort to board responsibilities. Our Nominating and Corporate Governance Committee does not have a formal written policy with regard to the consideration of diversity in identifying trustee nominees, although it may consider diversity when identifying and evaluating proposed trustee candidates. Our Board of Trustees has approved a written charter for our Nominating and Corporate Governance Committee, a copy of which is available on our website at http:// www.chambersstreet.com under the Investor Relations—Corporate Overview "Governance Documents" section. Our Nominating and Corporate Governance Committee held four meetings during fiscal year 2013. Each of the committee members attended 100% of the total number of meetings of our Nominating and Corporate Governance Committee held during 2013 during the time in which he was a member of our Nominating and Corporate Governance Committee.
Compensation of Trustees
Trustees who are not independent do not receive additional compensation for their services as trustees. The following table sets forth the compensation earned by our independent trustees for the year ended December 31, 2013:

Name	Fees Earned or Paid in Cash ($)	Share Awards(1)	All Other Compensation	Total ($)
Charles E. Black	$330,000	$157,400	$—	$487,400
Mark W. Brugger(2)	$41,139	$12,199	—	$53,338
James L. Francis(2)	$39,139	$12,199	—	$51,338
James M. Orphanides	$179,195	$39,350	—	$218,545
Louis P. Salvatore	$186,472	$39,350	—	$225,822
__________

•
The columns "Option Awards," "Non-Equity Incentive Plan Compensation," and "Change in Pension Value and Nonqualified Deferred Compensation Earnings" were omitted from this table as no such compensation was earned by our independent trustees for the 2013 fiscal year.

(1)
On January 29, 2014, we awarded each of our independent trustees equity grants under our 2013 equity incentive plan with respect to their service during fiscal year 2013 on the following terms: (i) (a) Mr. Black's award was for 20,000 common shares, (b) Messrs. Orphanides' and Salvatore's award was for 5,000 common shares and (c) Messrs. Brugger's and Francis' award was for 1,550 common shares; and (ii) each award vested in its entirety, upon issuance.

(2)	Appointed as a trustee in September 2013. Beginning with this proxy statement, we will report equity grants in the year granted.
For the fiscal year 2013, each of our independent trustees (except for our Chairman of the Board) was entitled to receive $100,000 per year and $2,000 per regularly scheduled committee meeting attended, $2,000 per special board meeting attended whether held in person or by telephone conference and an equity grant of 5,000 shares. Messrs. Brugger and Francis were appointed in September 2013 and therefore were compensated for the period in which they served. Our Chairman of the Board was entitled to receive $300,000 per year and an equity grant of 20,000 shares. Our Chairman of the Board received additional compensation for board committee chair positions and participation but did not receive compensation for meeting attendance. The chairperson of the Audit Committee was entitled to an additional annual fee of $20,000 and each member of the Audit Committee was entitled to receive an annual fee of $10,000. The chairperson of the Compensation Committee was entitled to an additional annual fee of $15,000 and each member of the Compensation Committee was entitled to receive an annual fee of $5,000. The chairperson of the Nominating and Corporate Governance Committee was entitled to an additional annual fee of $15,000 and each member of the Nominating and Corporate Governance Committee was entitled to receive an annual fee of $5,000.
All trustees received reimbursement of reasonable out-of-pocket expenses incurred in connection with their service as trustees for the fiscal year ended 2013. If a trustee was also an officer of ours, we did not pay separate compensation for those services rendered as a trustee for the fiscal year ended 2013.

PROPOSAL 2: NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION
We seek your advisory vote on our executive compensation as described in the "Compensation Discussion and Analysis" and the tabular (and accompanying narrative disclosure) beginning on page 20 of this proxy statement to contribute to our commitment to high standards of governance and pursuant to regulations under Section 14A of the Exchange Act. The following proposal, commonly known as a "Say on Pay" proposal, gives shareholders the opportunity to approve, reject or abstain from voting with respect to our fiscal 2013 executive compensation programs and policies and the compensation paid to our named executive officers. Your non-binding advisory vote will serve as an additional tool to guide our Board of Trustees and our Compensation Committee in aligning our executive compensation programs with the interests of our company and our shareholders.
As discussed in the "Compensation Discussion and Analysis" section of this proxy statement and the accompanying tables and related narrative disclosure, the primary objectives of our executive compensation program are to attract and retain qualified and talented individuals who possess the skills and expertise necessary to lead, manage and grow our company, and are accountable for the performance of our company. We also seek to promote an ownership mentality amongst our named executive officers by issuing equity grants to them that not only align their interests with the interests of our shareholders, but also enhance the executives' focus on our long-term performance. The compensation of our named executive officers for 2013 reflects the accomplishments of our management team in attaining certain operational goals and strategic milestones described in "Measuring 2013 Compensation." We believe this strong tie between compensation and performance leads to our success and serves the best interests of our shareholders. Our Compensation Committee regularly reviews all elements of the compensation paid to our named executive officers to align the interests of our named executive officers with our shareholders, and incentivize our executives to focus on the achievement of our long-term business objectives.
Approval of this non-binding advisory "Say on Pay" resolution requires the affirmative vote of the holders of a majority of the votes cast at the shareholder meeting at which a quorum is present.
The vote on this proposal is non-binding and advisory in nature. Because of this, it will not affect any compensation already paid or awarded to any named executive officer, it will not be binding on or overrule any decisions by our Board of Trustees, and it will not restrict or limit the ability of our shareholders to make proposals for inclusion in proxy materials related to executive compensation. Nevertheless, our Board of Trustees values input from our shareholders highly and will carefully consider the results of this vote when making future decisions about executive compensation. In addition, even if a majority of our shareholders approves this proposal, if there is a significant vote against the compensation of our named executive officers, our Compensation Committee will evaluate whether any actions are appropriate to address the concerns of our shareholders. The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the overall compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.
Our Board of Trustees unanimously recommends that you vote "FOR" the following non-binding advisory resolution:
"RESOLVED, that the compensation paid to our named executive officers, as disclosed in this proxy statement pursuant to the Securities and Exchange Commission's executive compensation disclosure rules, including the "Compensation Discussion and Analysis," the compensation tables and narrative discussion, is hereby approved."

PROPOSAL 3: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Audit Committee has selected the accounting firm of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2014, subject to ratification of this appointment by our shareholders. Action by shareholders is not required by law in the appointment of an independent registered public accounting firm, but its appointment is submitted by our Board of Trustees in order to give the shareholders a voice in the designation of auditors. If the appointment is not ratified by the shareholders, our Board of Trustees will reconsider its choice of Deloitte & Touche LLP as our independent registered public accounting firm. Deloitte & Touche LLP has advised us that neither it nor any member thereof has any financial interest, direct or indirect, in our company or any of our subsidiaries in any capacity. Deloitte & Touche LLP has served as our independent registered public accounting firm since July 1, 2004 and audited our consolidated financial statements for the seven years ended December 31, 2013.
We expect that a representative of Deloitte & Touche LLP will be present at the annual meeting, will be given an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.
Fee Disclosure
The following table lists the fees for services rendered by our independent registered public accounting firm for the years ended December 31, 2013 and 2012:

Services	2013	2012
Audit Fees
Recurring Audit, Quarterly Reviews and Accounting Assistance for New Accounting Standards and Potential Transactions	$1,161,500	$918,000
Comfort Letters, Consents and Assistance with Documents Filed with the SEC and Securities Offerings	130,000	—
Total Audit Fees	1,291,500	918,000
Audit Related Fees(1)	85,500	—
Tax Fees(2)	390,500	313,000
Total	$1,767,500	$1,231,000
__________

(1)	Audit-related fees consist of a property audit required by a city taxing authority.

(2)	Tax services consist of federal and state tax return preparation, and quarterly and annual REIT tax compliance.
Pre-Approval Policies and Procedures of our Audit Committee
Our Audit Committee must pre-approve, to the extent required by applicable law, all audit services and permissible non-audit services provided by our independent registered public accounting firm, except for any de minimis non-audit services. Non-audit services are considered de minimis if (i) the aggregate amount of all such non-audit services constitutes less than 5% of the total amount of revenues we paid to our independent registered public accounting firm during the fiscal year in which they are provided; (ii) we did not recognize such services at the time of the engagement to be non-audit services; and (iii) such services are promptly brought to our Audit Committee's attention and approved prior to the completion of the audit by our Audit Committee or any of its member(s) who has authority to give such approval. None of the fees reflected above were approved by our Audit Committee pursuant to this de minimis exception. Our Audit Committee may delegate to one or more of its members the authority to grant pre-approvals. All services provided by Deloitte & Touche LLP in 2013 were pre-approved by our Audit Committee.
The proposal to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm requires the affirmative vote of the holders of a majority of the votes cast at the shareholder meeting at which a quorum is present.
Our Board of Trustees unanimously recommends a vote "FOR" the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm.

AUDIT COMMITTEE REPORT
The following is a report by the Audit Committee of the Board of Trustees of Chambers Street Properties regarding the responsibilities and functions of our Audit Committee. This report shall not be deemed to be incorporated by reference in any previous or future documents filed by us with the Securities and Exchange Commission, or SEC, under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this report by reference in any such document.
Our Audit Committee oversees our financial reporting process. Management has the primary responsibility for the preparation, presentation and integrity of our financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. In fulfilling its oversight responsibilities, our Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2013 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.
Our Audit Committee reviewed with the independent registered public accounting firm, who are responsible for auditing our financial statements and for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under Statement on Auditing Standards No. 61, as currently in effect. Our Audit Committee received the written disclosure and the letter from our independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, as currently in effect, discussed with our independent registered public accounting firm the auditors' independence from both management and our company and considered the compatibility of our independent registered public accounting firm's provision of non-audit services to our company with their independence.
Our Audit Committee discussed with our independent registered public accounting firm the overall scope and plans for their audit. Our Audit Committee met with our independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting, including unconsolidated sheet investments.
In reliance on the reviews and discussions referred to above, our Audit Committee recommended to our Board of Trustees (and our Board of Trustees has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the SEC.
The members of our Audit Committee are not professionally engaged in the practice of auditing or accounting. Committee members rely, without independent investigation or verification, on the information provided to them and on the representations made by management and our independent registered public accounting firm. Accordingly, our Audit Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our Audit Committee's considerations and discussions referred to above do not assure that the audit of our financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States), that the financial statements are presented in accordance with accounting principles generally accepted in the United States or that Deloitte & Touche LLP is in fact "independent."
Our Board of Trustees has determined that each member of the Audit Committee is financially literate and has accounting or related financial management expertise, as such qualifications are defined under the rules of the NYSE. It also has determined that the Audit Committee has at least one "audit committee financial expert," as defined in Item 407(d)(5) of SEC Regulation S-K, such expert being Mr. Salvatore, and that he is "independent," as that term is used in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act.
Submitted by our Audit Committee
Louis P. Salvatore (Chairman)
Charles E. Black
Mark W. Brugger
James L. Francis

CORPORATE GOVERNANCE MATTERS
We emphasize the importance of professional business conduct and ethics through our corporate governance initiatives. Our Board of Trustees consists of a majority of independent trustees. You are encouraged to visit our website at http://www.chambersstreet.com under the Investor Relations—Corporate Overview "Governance Documents" section to view or to obtain copies of our committee charters, amended and restated code of business conduct and ethics, our corporate governance guidelines, and our amended and restated whistleblowing and whistleblower protection policy. The information found on, or accessible through, our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document we file with or furnish to the SEC. You may also obtain, free of charge, a copy of our committee charters, amended and restated code of business conduct and ethics, our corporate governance guidelines and our amended and restated whistleblowing and whistleblower protection policy by directing your request in writing to Chambers Street Properties, 47 Hulfish Street, Suite 210, Princeton, New Jersey 08542, Attn: Secretary. Additional information relating to the corporate governance of our company is also included in other sections of this proxy statement.
Amended and Restated Code of Business Conduct and Ethics
Our Board of Trustees has adopted an amended and restated code of business conduct and ethics that applies to our trustees, executive officers and employees. Among other matters, our amended and restated code of business conduct and ethics was designed to deter wrongdoing and to assist our trustees, executive officers and employees in promoting honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications; compliance with applicable governmental laws, rules and regulations; prompt and anonymous internal reporting of violations of the code to appropriate persons identified in the code; and accountability for adherence to the code.
Any amendment to, or waiver of, this amended and restated code of business conduct and ethics may be made only by our Board of Trustees or one of our board committees specifically authorized for this purpose and we intend to disclose any changes in or waivers from our code of ethics by posting such information on our website or by filing a Form 8-K.
Trustee Independence
Background. Our corporate governance guidelines provide that a majority of our trustees serving on the Board of Trustees must be independent as required by the listing standards of the NYSE and the rules promulgated by the SEC.
Independence Determinations Made by our Board of Trustees. Our Board of Trustees has determined, based upon its review of all relevant facts and circumstances and after considering all applicable relationships of which the Board of Trustees had knowledge, between or among the trustees and our company or our management, that each of our trustees, other than Messrs. Cuneo and Reid, has no material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us) and is "independent" as defined in the NYSE listing standards and the applicable SEC rules. No trustee participated in the final determination of his own independence.
Consideration of Trustee Candidates
The Nominating and Corporate Governance Committee considers properly submitted shareholder recommendations for candidates for membership on our Board of Trustees as described below under "Identifying and Evaluating Trustee Candidates." In evaluating such recommendations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on our Board of Trustees and to address the membership criteria set forth below under "Trustee Qualifications." Any shareholder recommendations for consideration by the Nominating and Corporate Governance Committee should include the nominee's name and qualifications for Board of Trustees membership. The recommending shareholder should also submit evidence of the shareholder's ownership of our shares, including the number of shares owned and the length of time of ownership. The recommendation should be addressed to Chambers Street Properties, 47 Hulfish Street, Suite 210, Princeton, New Jersey 08542, Attn: Secretary.
Trustee Qualifications. Our corporate governance guidelines contain the membership criteria for our Board of Trustees. Trustees should (i) possess the highest personal and professional ethics, integrity and values, exercise good business judgment and be committed to representing the long-term interests of our company and our shareholders (ii) have an inquisitive and objective perspective, practical wisdom and mature judgment. We endeavor to have a Board or Trustees representing a diverse education and experience that provides knowledge of business, financial, governmental or legal matters that are relevant to our business and to our status as a publicly owned company.
Trustees must be willing to devote sufficient time and effort to carrying out their duties and responsibilities effectively and should be committed to serve on our Board of Trustees for an extended period of time. Trustees who also serve as chief executive officers or hold equivalent positions at other companies should not serve on more than two other boards of public companies in addition to our Board of Trustees and other trustees should not serve on more than four other boards of public companies in addition to our Board of Trustees. Current positions in excess of these limits may be maintained, unless our Board of Trustees determines that doing so would impair the quality of the trustee's service to our Board of Trustees.
The Nominating and Corporate Governance Committee ensures that the potential nominee is not an employee or agent of and does not serve on the board of directors or similar managing body of any of our competitors and determines whether the potential nominee has an interest in any transactions to which we are a party.
Prior to a vote as to whether a potential nominee is recommended to the Board of Trustees, each member of the Nominating and Corporate Governance Committee is provided reasonable access to such potential nominee. Such access includes a reasonable opportunity to interview such potential nominee in person or by telephone and to submit questions to such potential nominee. In addition, each potential nominee provides the Nominating and Corporate Governance Committee with a written detailed biography and identify on which committees of the Board of Trustees, if any, the potential nominee would be willing to serve.
Identifying and Evaluating Trustee Candidates. The Nominating and Corporate Governance Committee may solicit recommendations for trustee nominees from any or all of the following sources: non-management trustees, the Chief Executive Officer and President, other executive officers, third-party search firms or any other source it deems appropriate. As described above, the Nominating and Corporate Governance Committee will also consider potential nominees recommended by shareholders.
The Nominating and Corporate Governance Committee will review and evaluate the qualifications of any proposed nominee that it is considering in compliance with the Nominating and Corporate Governance Committee's procedures for that purpose, and conduct inquiries it deems appropriate into the background of any proposed nominee. In identifying and evaluating a proposed nominee, the Nominating and Corporate Governance Committee may consider, in addition to the minimum qualifications for Nominating and Corporate Governance Committee-recommended nominees, all facts and circumstances that it deems appropriate or advisable, including, among other things, the skills of the proposed nominee, his or her depth and breadth of business experience, his or her independence and the needs of our Board. Neither the Nominating and Corporate Governance Committee nor our Board of Trustees has a specific policy with regard to the consideration of diversity in identifying trustee nominees, although both may consider diversity when identifying and evaluating proposed nominees. The Board of Trustees does not discriminate on the basis of race, color, national origin, gender, religion, disability, or sexual preference in selecting trustee candidates. Each trustee must represent the interests of all of our shareholders. As noted above, the Nominating and Corporate Governance Committee, when recommending a candidate for nomination to the Board of Trustees, may consider whether the nominee, if elected, assists in achieving a mix of board members that represents a diversity of background and experience. The Nominating and Corporate Governance Committee will evaluate all proposed nominees that it considers or who have been properly recommended to it by a shareholder based on the same criteria and in substantially the same manner, with no regard to the source of the initial recommendation of the proposed candidate for nomination.
There are no nominees for election to our Board of Trustees this year who have not previously served as one of our trustees.
Audit Committee Financial Expert
Our Board of Trustees has determined that our Audit Committee has at least one "audit committee financial expert," as defined in Item 407(d)(5) of SEC Regulation S-K, such expert being Mr. Louis P. Salvatore, and that he is "independent" as such term is defined by the applicable rules of the SEC and the NYSE. Mr. Salvatore has agreed to serve as our audit committee financial expert.
Communications with our Board of Trustees
We have a process by which shareholders and/or other parties may communicate with our Board of Trustees, our independent trustees as a group or our individual trustees. Any such communications may be sent to our Board of Trustees by U.S. mail or overnight delivery and should be directed to Chambers Street Properties, 47 Hulfish Street, Suite 210, Princeton, New Jersey 08542, Attn: Secretary, who will forward such communications on to the intended recipient. Any such communications may be made anonymously. The Board has instructed our General Counsel to assist the Board in reviewing all written communications to the Board. Communications that are of a personal nature or not related to the duties and responsibilities of the Board, that are unduly hostile, threatening, illegal or similarly inappropriate or unsuitable, that are conclusory or vague in nature, or that are surveys, junk mail, resumes, service or product inquiries or complaints, or business solicitations or advertisements, generally will not be forwarded to any trustee unless the trustee otherwise requests or the General Counsel determines otherwise.
Amended and Restated Whistleblowing and Whistleblower Protection Policy
Our Audit Committee has adopted procedures for (1) the anonymous and confidential submission of complaints or concerns regarding questionable accounting and auditing matters, and (2) the receipt, retention and treatment of employee complaints or concerns regarding such matters. If you wish to contact our Audit Committee to report complaints or concerns relating to the financial reporting of our company, you may do so in writing to the Chairman of our Audit Committee, c/o Secretary, Chambers Street Properties, 47 Hulfish Street, Suite 210, Princeton, New Jersey 08542. Any such communications may be made anonymously.
Trustee Attendance at Annual Meetings
We encourage each member of our Board of Trustees to attend each annual meeting of shareholders. Each member of our Board of Trustees attended our 2013 annual meeting of shareholders, except for Messrs. Brugger and Francis who joined the Board in September 2013.
Executive Sessions of Independent Trustees
The independent trustees serving on our Board of Trustees meet in executive session after each regularly scheduled meeting of our Audit Committee, and from time to time, after meetings held by our Board of Trustees, without the presence of any trustees or other persons who are part of our management. These executive sessions regularly are chaired by the chair of the board committee having jurisdiction over the particular subject matter to be discussed at the particular session or portion of a session.
Leadership Structure of our Board of Trustees
Our Board of Trustees recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management. Our Board of Trustees understands that there is no single, generally accepted approach to providing board leadership and that given the dynamic and competitive environment in which we operate, the appropriate leadership structure may vary as circumstances warrant.
Our Board of Trustees determined that our company and our shareholders' best interests are better served as a self-managed company for the role of chairman to be separate from that of the chief executive officer and that the chairman should be an independent trustee. This policy is reflected in our bylaws and became effective at the 2012 annual meeting of shareholders, at which time our Board of Trustees elected Mr. Charles E. Black, an independent trustee, to serve as chairman of the board. Mr. Black has served as a member of our Board of Trustees since June 2004. Our Board of Trustees believes that his extensive knowledge of our company, expertise in the real estate industry and his legal background make him the ideal candidate to lead our Board of Trustees. Our Board of Trustees believes that this leadership structure is optimal for our company because it strengthens our Board of Trustees' independence and allows the Chief Executive Officer to focus time and attention on operating and managing our company. Our Board of Trustees also believes that this leadership structure provides appropriate checks and balances to protect shareholder value.
We do not have a lead independent trustee. Our Board of Trustees believes that it is able to effectively provide independent oversight of our business and affairs, including the risks facing our company, without a lead independent trustee through the composition of our Board of Trustees, including the establishment of an independent chairman, the strong leadership of the independent trustees, the committees of our Board of Trustees and the other corporate governance policies and processes already in place. Our independent trustees actively collaborate, with the independent chairman, together and through their respective committees. All of our trustees are free to suggest the inclusion of items on the agenda for meetings of our Board of Trustees or raise subjects that are not on the agenda for that meeting. Our Board of Trustees encourages open and regular communication amongst all of our independent trustees and holds regularly scheduled executive sessions of only independent trustees in order to assure independent oversight of management.

Our Board of Trustees' Role in Risk Oversight
Our Board of Trustees plays an important role in the risk oversight of our company. Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including economic risks, environmental and regulatory risks, and others such as the impact of competition. Our executive officers are responsible for the day-to-day management of the risks our company faces, while our Board of Trustees, as a whole and through its committees, has responsibility for the oversight of risk management. In this capacity, our Board of Trustees (or a committee thereof) performs many tasks, including but not limited to, receiving regular periodic reports from our internal and external auditors, approving certain acquisitions and dispositions and new borrowings as well as periodically reviewing and discussing with our management the risks faced by our company. In its risk oversight role, our Board of Trustees has the responsibility to satisfy itself that the risk management processes designed by our executive officers are adequate and functioning as designed.
The committees of our Board of Trustees assist the full Board of Trustees in risk oversight by addressing specific matters within the purview of each committee. Our Audit Committee is specifically responsible, in consultation with management, our independent auditors and our internal auditor for the integrity of our company's financial reporting processes and controls. In executing this responsibility, our Audit Committee discusses policies with respect to risk assessment and risk management, including significant financial risk exposures and the steps management has taken to monitor, control and report on such exposures. As part of this process, our Audit Committee oversees the planning and conduct of an annual risk assessment that is designed to identify and analyze risks to achieving our business objectives. The results of the risk assessment are then discussed with management and used to develop our annual internal audit plan. Our Compensation Committee considers and evaluates risks and rewards associated with our compensation policies. Our Nominating and Corporate Governance Committee identifies individuals qualified to become board members and to serve on board committees and reviews and considers matters that may involve corporate governance, conflicts of interest and potential risks to our shareholders.
Because of the role of our Board of Trustees in the risk oversight of our company, our Board of Trustees believes that any leadership structure that it adopts must allow it to effectively oversee the management of the risks relating to our operations. See the discussion under the heading "—Leadership Structure of our Board of Trustees" above for a discussion of why our Board of Trustees has determined that its current leadership structure is appropriate.

EXECUTIVE COMPENSATION
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Overview
This section of our proxy statement discusses the principles underlying our executive compensation policies and decisions, as well as the most important factors relevant to an analysis of the policies and decisions regarding our 2013 fiscal year. In addition, this section provides qualitative information about the manner and context in which compensation is awarded to, and earned by, our named executive officers, and places in perspective the data presented in the tables and narrative that follow.
Throughout this proxy statement, the individuals who served as our President and Chief Executive Officer, Executive Vice President and Chief Financial Officer, and Executive Vice President and Chief Operating Officer during our 2013 fiscal year are referred to as the "named executive officers" or "executives." Our named executive officers for fiscal year 2013 are:

Name	Position	Age
Jack A. Cuneo	President and Chief Executive Officer	66
Martin A. Reid	Executive Vice President, Chief Financial Officer, Treasurer and Secretary	58
Philip L. Kianka	Executive Vice President and Chief Operating Officer	57
Executive Summary
2013 Business Highlights
2013 was a transformational year where we achieved a number of significant milestones while executing on our core business strategies.  We finalized our transition to a self-managed company with the completion of the internalization of our management and day-to-day operations from our former investment advisor.  In addition, on May 21, 2013, we successfully listed our common shares on the New York Stock Exchange, or NYSE, which provided liquidity to our more than 50,000 shareholders.
We completed approximately $347.0 million of acquisitions of interests in 23 properties located in 14 markets in the U.S., France and Germany.   We disposed of $104.0 million of targeted assets pursuant to our capital recycling strategy. We had over 3.6 million net rentable square feet of leasing activity, and at December 31, 2013, our portfolio was 96.5% leased. Our 2013 operational activities helped grow our funds from operations, or FFO, to $0.59 from 2012's $0.35 per share and our, core funds from operations, or Core FFO, to $0.65 from 2012's $0.48 per share. Refer to our Form 10-K for the year ended December 31, 2013 for a reconciliation of FFO to net income attributable to our common shareholders and regarding our use of Core FFO. Beginning with the fourth quarter of 2013, we transitioned from paying quarterly distributions to paying monthly distributions.
During 2013 we increased the capacity under our unsecured revolving credit facility to $850.0 million and obtained approximately $520.0 million in new and replacement unsecured term financings. In December of 2013 we received a Baa3 credit rating from Moody's Investors Services, which was followed in January 2014 with a BBB-credit rating from Standard and Poor's Rating Services, with a stable outlook. Obtaining these investment grade credit ratings resulted in the reduction of the applicable margins on unsecured revolving credit facility and unsecured term loan facilities.
Overview of Executive Compensation
Prior to July 1, 2012, we did not have any employees. Messrs. Cuneo and Kianka provided services to our company as employees of an affiliate of our former investment advisor, and were compensated by those entities. Mr. Reid was a member or our Board of Trustees. We transitioned to internal management on July 1, 2012. Fiscal year 2013 was the first year in which we compensated our executives for a full year of employment with our company. In connection with our transition to self-management, we appointed Mr. Reid to serve as our Executive Vice President and Chief Financial Officer, and hired several individuals (including Messrs. Jack A. Cuneo and Philip L. Kianka) that, until that time, provided services to us as employees of an affiliate of our former investment advisor. We currently have 34 employees.

As a self-managed company, we recognize that the quality, abilities and dedication of our named executive officers are critical factors that drive the long-term value of our company. Therefore, one of the primary objectives of our Compensation Committee is to ensure that our company has in place a competitive and comprehensive compensation program that allows us to attract and retain qualified and talented individuals who possess the skills and expertise necessary to lead, manage and grow our company and who are accountable for the performance of our company. With that in mind, our Compensation Committee established an appropriate discretionary executive compensation program in consultation with our independent compensation consultant, Towers Watson & Co., or Towers Watson, for fiscal years 2012 and 2013, and our Compensation Committee is developing a performance-oriented design with significantly greater weighting on quantitative (versus qualitative) factors aligned with our company's performance for fiscal year 2014 and subsequent years.
Objectives of our Compensation Program
We entered into employment agreements with our named executive officers effective July 1, 2012, as a retention mechanism and to protect our company's interests through non-competition and non-solicitation obligations following certain terminations of employment, as described in "—Employment Agreements with our Named Executive Officers." In designing the compensation packages reflected in those agreements, our objectives were to provide compensation that directly related to, incentivized, and rewarded their leadership and contributions to our operating and financial performance, our overall growth, and our transition to self-management. These agreements reflected the overall structure of our executive compensation program, including base salary, target annual cash bonus, employee benefits, target annual equity awards, and equity awards to be granted upon the achievement of a liquidity event within a specified period. We incentivize our executives to work toward long-term value creation based on our overarching business strategy and to focus on our growth as a listed company. In particular, the annual cash bonus and the award of annual equity-based awards serve to directly align value creation of our executives with our shareholders. While an annual cash bonus rewards the executive team for short-term financial efficiency, recurring annual equity-based awards focus executives on shareholder value creation and provide a strong and immediate retention mechanism consistent with market practice. The transactional equity-based award incentivized our executives to work toward achieving a liquidity event within a 24 month timeframe; a key goal that we achieved in less than 11 months on May 21, 2013.
Our Compensation Committee designed our executive compensation program for fiscal year 2013 to (i) establish reward programs that reflect and support the overarching business strategy of our company, and are designed to be reasonable, fair, fully disclosed, and consistently aligned with long-term value creation, (ii) achieve the appropriate balance between risk and rewards in our compensation programs while avoiding the creation of incentives for unnecessary or excessive risk taking, (iii) accommodate our recent transition to a self-managed company, and a company listed on the NYSE, (iv) align the interests of our management with those of our shareholders by providing performance-based incentives, and (v) attract and retain leading talent in our areas of operation.
Each year, our Board of Trustees and our Compensation Committee continue the process of considering the specific terms that apply to the components of our compensation program, taking into account the results of our shareholders advisory vote on our executive compensation. For example, the performance objectives applicable to the 2013 annual cash bonus and annual equity award were approved and formalized by our Compensation Committee on March 1, 2013, but our Compensation Committee retained discretion to determine exactly how those objectives would be evaluated and their impact on actual bonus amounts.
How We Determine Executive Compensation
Our Compensation Committee determines compensation for our named executive officers and is comprised of four of our independent trustees, Messrs. Black (Chairman), Brugger, Orphanides and Salvatore, each of whom is "independent" as such term is defined by the applicable rules of the SEC and the NYSE. For a further discussion of our Compensation Committee see "Proposal 1: Election of Trustees—Our Board of Trustees and its Committees."
Our Compensation Committee has retained Towers Watson as its independent outside compensation consulting firm and has engaged Towers Watson to provide the Compensation Committee with relevant data concerning the marketplace, our peer group and its own independent analysis and recommendations concerning executive compensation. Towers Watson regularly participates in Compensation Committee meetings. Our Compensation Committee has the authority to replace Towers Watson as its independent outside compensation consultant or to hire additional consultants at any time. Towers Watson does not provide any additional services to our Compensation Committee and does not provide any services to our company other than to the Compensation Committee.

Our Compensation Committee consulted with Towers Watson and Mr. Cuneo to develop an appropriate peer group for the company in order to facilitate executive compensation decisions for fiscal year 2013.
Although the Compensation Committee strives to maintain as much consistency as possible when re-visiting the peer group to ensure meaningful comparisons to market data over time, our peer group was updated in September of 2013 from the peer group for fiscal year 2012 by replacing American Realty Capital Trust, Franklin Street Properties, and Realty Income, with Acadia Realty Trust, Hudson Pacific Properties, Inc., and Spirit Realty Capital, Inc., as shown below.

Company	Peer Group Through August of 2013	Updated Peer Group for September – December of 2013
Acadia Realty Trust		X
American Realty Capital Trust, Inc.	X
Biomed Realty Trust Inc.	X	X
Brandywine Realty Trust	X	X
Corporate Office Properties Trust	X	X
DCT Industrial Trust Inc.	X	X
EastGroup Properties Inc.	X	X
First Industrial Realty Trust Inc.	X	X
Franklin Street Properties Corp.	X
Healthcare Trust of America, Inc.	X	X
Highwoods Properties Inc.	X	X
Hudson Pacific Properties, Inc.		X
Kilroy Realty Corp.	X	X
Lexington Realty Trust	X	X
Liberty Property Trust	X	X
Mack-Cali Realty Corp.	X	X
Piedmont Office Realty Trust, Inc.	X	X
Realty Income Corp.	X
Spirit Realty Capital, Inc.		X
Washington Real Estate Investment Trust	X	X
Our Compensation Committee sought to construct the updated peer group with other REITs that are comparable to us in size, scope and complexity, and that have a type and amount of assets under management similar to us. Specifically, the changes in September of 2013 improved the comparability to us in terms of size, scope and/or complexity. Our Compensation Committee determined that the changes ensured an accurate assessment of rates of pay in the marketplace in which we compete for executive talent. We anticipate that the members of our peer group will be revisited each year to ensure that they continue to be appropriate and to determine whether companies should be added or removed.
The companies used for comparisons through August of 2013 were included for market comparisons in setting target pay levels during the first quarter of the year. However, after our new peer group was established, Towers Watson provided updated market data and practices of the peer group to our Compensation Committee to enable it to consider executive compensation trends and developments. Specifically, Towers Watson provided information regarding the design and levels of compensation paid by our peers, and overall counsel to determine whether our current incentive design continues to be appropriate.
In addition, Towers Watson provided overall counsel in determining our pay and performance alignment for fiscal year 2012 (the most recent year for which both full year financial and pay data were available for our peers). Based on this review, Towers Watson and our Compensation Committee determined that the pay-for-performance philosophy for our company was being effectuated by the current design and levels of the executive compensation program.

Our Compensation Committee also consulted Mr. Cuneo regarding his views on the appropriate design of our executive compensation program. Specifically, Mr. Cuneo discussed with our Compensation Committee the appropriate target levels of 2013 compensation for our key employees, including Messrs. Reid and Kianka, and the actual bonuses that would be paid to our key employees for 2013. None of our employees participated in the compensation process, other than Mr. Cuneo, as described in this section "—How We Determine Executive Compensation."
Our Compensation Committee meets during the year to evaluate executive performance, to monitor market conditions in light of our goals and objectives, to solicit input from our independent compensation consultant on market practices, including peer group pay practices and new developments, and to review our executive compensation practices. As part of these meetings, in evaluating its executive compensation policies and practices for 2013, our Compensation Committee considered industry best-practices and the compensation programs of our peers. Our Compensation Committee also reviewed the then-existing policies of corporate governance groups.
Our pay philosophy is to target the median pay range of our peers but to allow for top quartile payout for top quartile performance. Additionally, we adjust levels for experience and skills, such as targeting Mr. Cuneo's base salary at a higher level given his over 43 years of experience in the real estate industry, his role as founder, and his leadership since the inception of the company. In addition, our Compensation Committee has the discretion to deviate from this philosophy when business conditions warrant. Consistent with our pay-for-performance philosophy, the Compensation Committee takes into account our performance in exercising its discretion when determining executive compensation outcomes as compared with the targeted total direct compensation range. Specifically, for Messrs. Cuneo, Kianka, and Reid, the Compensation Committee elected to target total annual compensation opportunity (including annual cash bonus and stock award values at date of grant) at the 75th percentile of our peer group when pay opportunities were set during the first quarter of the year against the peer group that was used through August of 2013 based on the achievement of commensurate high performance. This marketplace positioning reflected the leadership of our executives and the seniority and industry experience of our management team. Cash and annual equity award opportunities were set at the 75th percentile level of the marketplace due to our Compensation Committee's view of our executives as top performers in the industry, and would be paid at that level only to the extent that a commensurate level of performance was achieved for our shareholders. The total realizable compensation was structured to vary based on our annual financial performance and our long-term total shareholder return. Accordingly, with respect to the first two years following our July 2012 internalization of management, our Compensation Committee anticipated that target payout levels would be achieved when, in its discretion, our performance was estimated to be commensurate with the top quartile of our peer group.
In accordance with the Compensation Committee's goal of transitioning from a more qualitative and discretionary program during our company's transitional period to a more quantitative program, the Compensation Committee is developing quantitative performance goals that will characterize our compensation program for the 2014 fiscal year and subsequent years. Under the 2014 compensation program, executive compensation will be significantly keyed to the measurable achievement of our company with respect to these quantitative performance goals. The four key performance goals for the 2014 fiscal year are as follows:

•	Core FFO/Share Goal

•	Leverage Ratio Goal

•	Portfolio Mix Goal

•	Leasing Volume & Occupancy Goal
The Compensation Committee will, in consultation with senior executives, establish threshold, target and maximum performance levels for each of these goals for 2014 that are closely aligned with our business strategy. The Committee will then compare our performance levels through the end of 2014 to determine compensation outcomes. The Compensation Committee periodically reviews our executive compensation policies and practices to ensure that such policies are in line with current market practices. Our Compensation Committee makes regular reports to our Board of Trustees. Our Compensation Committee also intends to establish more quantitative performance goals for our executives' long-term equity incentive compensation for the 2015 fiscal year and subsequent years.

Measuring 2013 Compensation
In 2012, our Compensation Committee initially set the base salaries and the targets for cash bonuses and annual equity awards in the employment agreements with our named executive officers based on market positioning, as well as the executive's tenure, experience and overall knowledge of the industry. Our Compensation Committee believed that the compensation levels in employment agreements would incentivize the highest-level of performance and achievement of the best financial outcomes for our shareholders, because the levels were set at the 75th percentile of our then peer group based on the achievement of a commensurately top-quartile level of performance.   However, as noted above, our peer group changed in September 2013 making it difficult to determine full-year relative comparison with our peer group and thus potentially deviating from the 75th percentile.  In addition, since we had only begun the transition to a fully self-managed company with the objective of listing on a national securities market before July 2015, our Compensation Committee concluded that the actual incentive compensation realized by our named executive officers should not be based on pre-established objective financial or quantitative performance goals for the 2012 and 2013 fiscal years.  Instead, our Compensation Committee established strategic goals and general performance objectives to inform the exercise of its discretion in determining the actual level of compensation attained by our named executive officers.  As described above, our Compensation Committee is developing a more quantitative compensation program for 2014 and subsequent fiscal years.
Our Compensation Committee focused on several factors including the satisfaction of certain operating objectives when evaluating the compensation to be awarded to our named executive officers in 2013. Specifically, our Compensation Committee considered our company's and our executives' performance regarding:

•	Successful interaction and communication with Board on governance matters;

•	Identification, formulation and timely implementation of corporate strategies;

•	Listing on the New York Stock Exchange;

•	Stable, positive performance of share price;

•	Completion of deployment of unallocated equity capital and identify and access new sources of capital; and

•	Compliance with 2013 operating budget and achievement of dividend coverage.
We also achieved several critical operational goals in 2013 that were considered in the context of our strategic milestones, including:

•	Finalized our company's transition to internal/self-management;

•	Successfully listed on the New York Stock Exchange on May 21, 2013 and provided further liquidity to our shareholders through a $125 million modified "Dutch Auction" tender offer;

•	Completed the acquisition of $347.0 million of interests in 23 properties located in 14 markets in the U.S., France and Germany during 2013;

•	Furthered our strategic objectives by disposing of $104.0 million of targeted assets pursuant to our capital recycling strategy;

•
Increased our Core FFO from $0.48 per share for the year ended December 31, 2012 to $0.65 per share for the year ended December 31, 2013. Refer to our Form 10-K for the year ended December 31, 2013 for a reconciliation of Core FFO to net income attributable to our common shareholders and regarding our use of Core FFO

•
Obtained $1.37 billion of unsecured financing capacity at very attractive interest rates, which included an expanded $850 million revolving line of credit, as well as new and replacement unsecured term loan financings of $520 million; and

•
Assigned an investment grade issuer rating from Moody's Investors Services of Baa3 and, in early January 2014, an investment grade BBB- corporate issuer rating with a stable outlook from Standard & Poors Ratings Service. As a result, the applicable margins on our unsecured revolving credit facility and unsecured term loan facilities were reduced in accordance with the various loan agreements.

Our Compensation Committee used its discretion to evaluate the performance of our company and our executives during fiscal year 2013, and established a performance pool for all bonus-eligible employees. Our Compensation Committee analyzed the relative achievements and efforts of our executives and our performance with respect to our peers, based on targeting of the median pay ranges of our peers but allowing for top quartile payout for top quartile performance. The Compensation Committee determined the portion of that pool that would be paid to Mr. Cuneo in cash and in stock-based awards, based on his targeted cash bonus and stock award levels as specified in his employment agreement. Mr. Cuneo recommended to the Compensation Committee the cash bonuses and stock-based awards to be paid to Messrs. Reid and Kianka based on their targeted levels as specified in their respective employment agreements.
In the discretion of our Compensation Committee, Mr. Cuneo was awarded modestly below target at 90% of his annual cash bonus target opportunity and 93% of his annual equity award target opportunity based on the Compensation Committee's evaluation of his performance against the 2013 quantitative and qualitative objectives. In addition, our Compensation Committee determined on February 10, 2014, that each of the conditions established for the contingent payment of 40,875 restricted shares withheld from his annual equity award for 2012 had been met. Accordingly, 40,875 restricted shares were awarded to Mr. Cuneo on March 15, 2014. After reviewing the recommendations of Mr. Cuneo with respect to the cash bonus and annual equity awards with respect to Messrs. Reid and Kianka, our Compensation Committee agreed with Mr. Cuneo's recommendation that (i) Mr. Reid be awarded 100% of his annual cash bonus target opportunity and 97% of his annual equity award target opportunity, and (ii) Mr. Kianka be awarded 100% of his annual cash bonus target opportunity and 97% of his annual equity award target opportunity.
On July 10, 2013, in connection with our listing on May 21, 2013, we issued fully vested shares to each of our named executive officers, in accordance with the terms of their employment agreements, which provide that the executives would be entitled to receive such shares if a Liquidity Event (as defined in the employment agreements) occurred on or prior to July 1, 2014.
In setting compensation, our Compensation Committee also considers whether the risks to our shareholders and the achievement of our strategic goals that may be inherent in the compensation program. Our Compensation Committee, with the assistance of its compensation consultant, Towers Watson, concluded that it is not reasonably likely that our compensation policies and practices will have a material adverse effect on us.
What Our Compensation Program is Designed to Reward
As noted above, our Compensation Committee has designed our executive compensation program to achieve the following objectives: (i) establish reward programs that reflect and support the overarching business strategy and are designed to be reasonable, fair, fully disclosed, and consistently aligned with long-term value creation, (ii) achieve the appropriate balance between risk and rewards in our compensation programs that does not create incentives for unnecessary or excessive risk taking, (iii) design programs that are flexible to accommodate our recent transition to a listed and self-managed company (although this will not be a factor in 2014 and subsequent years), (iv) align the interests of our management with those of our shareholders by providing performance-based incentives, and (v) attract and retain leading talent in our areas of operation.

Our executive compensation program is designed to balance short-term and long-term objectives, support management's sustained ownership of company shares, and reinforce the importance of shareholder value creation by awarding greater proportions of variable compensation to our executives. Under our current program, if target levels of performance are achieved, 24% of Mr. Cuneo's compensation would be paid as base salary, 24% would be based on annual performance and paid as a cash bonus and 52% would be based on annual performance but paid in restricted shares that align the executives with long-term share price performance over the vesting period. These percentages do not include Mr. Cuneo's receipt of 40,875 restricted shares withheld from his annual equity award for 2012. The mix for Messrs. Reid and Kianka reflects a similar focus on variable compensation, as further detailed below. The figures shown include annual equity granted in March of 2013 using grant value.

Our Compensation Committee determined that this balance is appropriate to emphasize variable, performance-based compensation and equity-based compensation to enhance our executives' focus on performance, and to align the interests of our executives and our shareholders.
Elements of Our Compensation Program
Our named executive officers' compensation had three primary components in 2013:

•	annual base salary;

•	annual cash bonus; and

•	annual equity incentive awards.
Why We Chose Each Element and How Each Element Fits into Our Overall Compensation Objectives
We view the various components of compensation as related but distinct. Our Compensation Committee designs total executive compensation packages that it believes will best create retention incentives, link compensation to performance and align the interests of our named executive officers and our shareholders. Each of our named executive officers has an employment agreement with us, which is described under "—Employment Agreements with our Named Executive Officers."
Annual Base Salary
Base salaries are established at levels intended to reflect the scope of each executive's duties and responsibilities and further take into account the compensation paid by our peers for similar positions. While the compensation philosophy of the Compensation Committee is to pay at the median of the peers, the extensive experience and high skill level of several of our executives led the Compensation Committee to set annual base salaries that are often above the median of our peer group. The Compensation Committee also took into consideration that appropriate compensation levels appropriate to attract and retain a superior management team. In addition, our Compensation Committee considered that in order to properly incentivize and retain our executives, it was important to maintain the compensation levels of our former independent advisor and its affiliates with respect to Messrs. Cuneo and Kianka. Due to fluctuations in pay levels and the make-up of the peer group, the actual percentile of any named executive officer's salary for any one year may be above or below the median.

We structure an executive's annual base salary to be a relatively low percentage (approximately 24 - 28%) of total compensation as the Compensation Committee is focused on a pay-for-performance design.
Annual Cash Bonus
Our Compensation Committee has determined that we should provide annual cash bonus payments to incentivize our named executive officers to achieve key short-term corporate strategic milestones, to motivate certain desired individual behaviors, and to reward substantial achievement of these objectives and individual goals. For 2013, our Compensation Committee did not set specific fixed performance targets that entitled our named executive officers to formulaic bonuses. During the first quarter of 2013, our Compensation Committee and our executives discussed the performance criteria that would be considered when evaluating corporate and individual performance and determining the incentive pool for cash bonus and stock award amounts for 2013. The actual objectives and goals were established by our Compensation Committee on March 1, 2013. In its determination of the annual cash bonus for 2013, our Compensation Committee considered, among other things, the performance criteria that it believed to be critical to our company's success and appropriate criteria on which to evaluate management's performance, as set forth in "— Measuring 2013 Compensation," as well as Mr. Cuneo's evaluation of Messrs. Reid and Kianka's performance. The target cash bonus amount for each executive was established at levels intended to reflect the scope of each executive's duties and responsibilities and further take into account the compensation paid by our peers for similar positions. Our target annual cash bonus opportunity for 2013 was set to allow for a payout at the 75th percentile of the peer group used by our Compensation Committee at the time, consistent with our Compensation Committee's philosophy that our executives will only receive compensation at the 75th percentile if they achieve commensurate levels of performance.
Annual Equity Incentive Awards
Annual equity incentive awards for 2013 were designed to focus a named executive officer on achieving short and long-term key strategic milestones, to motivate certain desired individual behaviors, to reward substantial achievement of these objectives, and to retain the executives' services for a period of years following 2013. Achievement of short-term goals is reflected in the number of restricted shares (or, in the future, shares underlying other equity-based awards) actually granted to our executives. The company's long-term overall success will result in increases in the value of our common shares and, accordingly, impact the value of the equity awards held by the executives. Our Compensation Committee has decided that it would not set specific fixed short-term performance targets to calculate formulaically the specific number of restricted shares that will be granted to the executives until it has fully developed a multi-year strategic plan and corresponding financial targets. Instead, during the first quarter of 2013, our Compensation Committee awarded grants to executives based on their discretionary assessment of the prior year's performance.
The Compensation Committee and our executives discussed the performance criteria that would be considered when evaluating performance and determining the awards earned for 2013, which were granted in March of 2014. The actual objectives and goals were established by our Compensation Committee in March of 2013. In its determination of annual equity incentive awards earned for 2013, our Compensation Committee considered, among others, the performance criteria that it believed to be critical to our company's success, the criteria set forth in "— Measuring 2013 Compensation," as well as Mr. Cuneo's evaluation of the performance of Messrs. Reid and Kianka.
Our Compensation Committee also reviewed the market data for the peer group and determined that Mr. Reid's target equity incentive award for fiscal years 2013, 2014 and 2015 should be increased from 65,000 to 90,000 restricted shares to reflect Mr. Reid's potential to contribute to the success of the company in his role as Executive Vice-President and Chief Financial Officer. Accordingly, on February 26, 2014, we entered into an amendment to Mr. Reid's employment agreement effective January 1, 2013.
Other Compensation Impacting Our 2013 Compensation Program
Liquidity Event Equity Incentives
As discussed in the Compensation Disclosure and Analysis included in our 2013 Proxy Statement, the terms of the executives' employment agreements provide that each executive would be issued fully vested shares if a Liquidity Event (as defined in the employment agreements) occurred on or prior to July 1, 2014. These awards successfully incentivized our executives to lead us to become a publicly traded company prior to July 1, 2014; a key goal for our company that was achieved less than one year from the internalization of management on July 1, 2012. Accordingly, we issued shares to each of our named executive officers on July 10, 2013, in connection with our listing on May 21, 2014. See "—2013 Option Exercises and Shares Vested" for more information about the liquidity event awards.

Sign-On Awards
As discussed in the Compensation Discussion and Analysis included in our 2013 Proxy Statement, our Compensation Committee awarded Messrs. Cuneo and Kianka sign-on awards in the form of a cash bonus and a restricted share grant in connection with the signing of their employment agreements. One-third of the restricted shares awarded vest on each of the first, second and third anniversaries of the date of the grant, provided that the named executive officer is still employed by us on the applicable vesting date. The Compensation Committee believes that these awards were appropriate to recognize the significant contributions of Messrs. Cuneo and Kianka since our inception, and necessary to induce them to enter into employment agreements and to successfully complete the process of internalizing the management of the company. In addition, the restricted share grants served to retain Messrs. Cuneo and Kianka through the transition to self-management, and will continue to serve as a retention mechanism through September 28, 2015. Mr. Reid did not receive a sign-on award, because he was not a member of the management team employed by an affiliate of our former investment advisor.
Employee Benefits
We have a 401(k) Retirement Plan, or our 401(k) Plan, to cover eligible employees of ours and of any designated affiliate. Our 401 (k) Plan permits eligible employees to defer a percentage of their annual compensation, subject to certain limitations imposed by the Code. The employees' elective deferrals are immediately vested and nonforfeitable upon contribution to the 401(k) Plan.
We do not provide our named executive officers with a supplemental pension or any other retirement or nonqualified deferred compensation benefits that are in addition to the 401(k) benefits provided generally to our employees.
Perquisites and Other Personal Benefits
For fiscal year 2013, we did not provide any significant perquisites or personal benefits to our named executive officers.
Other Matters
Executive and Trustee Share Ownership Guidelines
We have adopted minimum share ownership guidelines to ensure alignment of the financial interests of our senior executives and members of our Board of Trustees with those of our shareholders.  The share ownership guidelines apply to our Chief Executive Officer, his direct reports, and our Trustees.  Unvested time-based equity awards, shares held for a participant in our 401(k) Plan, and shares held by a trust for estate planning purposes count toward satisfying the ownership requirements.
The share ownership guidelines require each of our Chief Executive Officer and his direct reports to maintain ownership of a minimum number of our common shares having a market value equal or greater than a multiple (five times, in the case of our Chief Executive Officer, and three times, in the case of his direct reports) of such executive's base salary. Each executive must achieve the minimum equity investment within five years from the later of the date the guidelines were adopted on February 26, 2014 (for current executive officers) and the date of such executive's appointment (for new executive officers).
The share ownership guidelines require each of our Trustees to maintain ownership of a minimum number of our common shares having a market value equal or greater than three times the Trustee's annual base retainer. Each Trustee must achieve the minimum equity investment within five years from the later of the date the guidelines were adopted on February 26, 2014 (for current Trustees) and the date of such Trustee's election to our Board or Trustees (for new Trustees).
Executives and Trustees who are not in compliance with the share ownership guidelines at the end of the five-year period are required to retain all of the net after-tax shares received upon vesting of their equity awards until they comply with these multiples.
Tax Treatment
We do not provide any gross-up or similar payments to our named executive officers. According to their employment agreements, if any payments or benefits to be paid or provided to any of our named executive officers would be subject to "golden parachute" excise taxes under the Code, the executive's payments and benefits under his employment agreement will be reduced to the extent necessary to avoid such excise taxes, but only if such a reduction of pay or benefits would result in a greater net after-tax receipt for the executive.

The Compensation Committee takes into consideration the potential deductibility of our executives' compensation under Section 162 (m) of the Code and aims to structure our executives' compensation in a manner that will maximize deductibility. However, as a REIT, Section 162(m) has limited applicability to our tax costs. Our Compensation Committee may choose to implement programs that are not fully or partially deductible under Section 162(m) if such programs are in our best interest.
2014 Compensation Matters
In December 2013, our Compensation Committee began to construct a more quantitative approach to cash incentive pay, to be fully operational for the 2014 fiscal year and subsequent years. As part of this process the company will establish performance goals for various levels of payout and for each metric to be included in the new quantitative structure. Goals will be reviewed by our Compensation Committee based on the financial metrics to be established for our compensation programs and our financial performance. As noted above, our Compensation Committee also intends to establish more quantitative performance goals for our executives' long-term equity incentive compensation for the 2015 fiscal year and subsequent years.

Compensation Committee Report
Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, our Compensation Committee recommended to our Board of Trustees that our Compensation Discussion and Analysis be included in this proxy statement.
Submitted by our Compensation Committee
Charles E. Black (Chairman)
Mark W. Brugger
James M. Orphanides
Louis P. Salvatore

Summary Compensation Table
The following table sets forth certain information regarding the compensation paid to our Chief Executive Officer, our Chief Financial Officer and our Chief Operating Officer or collectively, the "named executive officers" or the "executives." The table below reflects the total compensation earned by our named executive officers for the years ended December 31, 2012, and December 31, 2013. As noted elsewhere in this proxy statement, we did not have any employees prior to July 1, 2012, when the named executive officers and several other employees of an affiliate of our former investment advisor became employees of our company in connection with our transition to self-management.

Name And Principal Position	Year	Salary ($)		Bonus(2) ($)	Share Awards(3) ($)		All Other Compensation(11) ($)	Total ($)
Jack A. Cuneo	2013	725,000		652,500	1,591,250	(4)(5)	—	2,968,750
President and Chief Executive Officer	2012	346,533	(1)	1,725,000	1,500,000	(6)	17,500	3,589,033
Martin A. Reid	2013	450,000		400,000	325,000	(4)(7)	—	1,175,000
Executive Vice President, Chief Financial Officer, Treasurer and Secretary	2012	215,090	(1)	200,000	—	(8)	93,942	509,032
Philip L. Kianka	2013	450,000		400,000	900,000	(4)(9)	—	1,750,000
Executive Vice President and Chief Operating Officer	2012	215,090	(1)	900,000	750,000	(10)	15,670	1,880,760
__________

(1)	Amounts shown reflect the base salary paid to each named executive officer for the period beginning on July 1, 2012, and ending on December 31, 2012.

(2)
Amounts shown reflect the cash bonus paid to each named executive officer for fiscal years 2013 and 2012, based on the executive's achievement of performance objectives and our company's performance, as determined in the discretion of our Compensation Committee. The executives' target bonus for each fiscal year is: Mr. Cuneo - $725,000, Mr. Kianka - $400,000, and Mr. Reid - $400,000. In addition, pursuant to their employment agreements, Messrs. Cuneo and Kianka received a $1,000,000 and $500,000 sign-on bonus, respectively, in connection with the execution of their employment agreements. Although these sign-on bonus amounts were described in our Compensation Discussion and Analysis section of our 2013 Proxy Statement, they were inadvertently left out of the Summary Compensation Table.

(3)
Amounts shown do not reflect compensation actually received by the named executive officer. Instead, the amounts shown are the grant date fair value of share awards made to the executives for years 2013 and 2012. The assumptions used to calculate the grant date value of share awards are set forth under Note 2 of the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2012, which was filed with the SEC on March 22, 2013. The grant date fair value of the 2012 awards (other than the Liquidity Event awards described in footnotes 5, 7 and 9) as determined in accordance with ASC 718 is $10.00 per share. The grant date fair value of the Liquidity Event awards as determined in accordance with ASC 718 was $0 per share, based on the probable outcome of a Liquidity Event occurring on or prior to July 1, 2014. However, assuming a Liquidity Event did occur within the time period, the grant date value of the Liquidity Event award would have been $10.00 per share, as determined in accordance with ASC 718. Accordingly, the grant date value for such Liquidity Event awards would be: Mr. Cuneo - $1,500,000 (150,000 shares), Mr. Reid - $750,000 (75,000 shares), and Mr. Kianka - $750,000 (75,000 shares). However, a Liquidity Event occurred on May 21, 2013, and the restricted shares were awarded on July 10, 2013. Accordingly, the value realized by our executives in connection with the Liquidity Event awards was $8.90 per share, based on the fair value of a common share on July 10, 2013: Mr. Cuneo - $1,335,000 (150,000 shares), Mr. Reid - $667,500 (75,000 shares), and Mr. Kianka - $667,500 (75,000 shares).

(4)
These awards were granted in 2013 with respect to the achievement of performance goals during fiscal year 2012. These awards were reported in the 2012 row of the Summary Compensation Table in our 2013 Proxy Statement. Beginning with this Proxy Statement, we will report equity awards in the year granted.

(5)
Pursuant to Mr. Cuneo's employment agreement, he received an award of 159,125 restricted shares on March 15, 2013, based on his achievement of performance goals during fiscal year 2012, as determined by our Compensation Committee, in its discretion. This award was reported in the 2012 row of the Summary Compensation Table in our 2013 Proxy Statement.

(6)
Pursuant to Mr. Cuneo's employment agreement, he (i) received an award of 150,000 restricted shares on September 28, 2012, and (ii) was entitled to receive an award of 150,000 shares if a Liquidity Event occurred on or prior to July 1, 2014. A Liquidity Event occurred on May 21, 2013, and, accordingly, Mr. Cuneo received the restricted shares on July 10, 2013.

(7)
Pursuant to Mr. Reid's employment agreement, he received an award of 32,500 restricted shares on March 15, 2013, based on his achievement of performance goals during the last six months of fiscal year 2012, as determined by our Compensation Committee, in its discretion (the target award was prorated based on the six months during which he was employed in 2012). This award was reported in the 2012 row of the Summary Compensation Table in our 2013 Proxy Statement.

(8)
Pursuant to Mr. Reid's employment agreement, he was entitled to receive an award of 75,000 shares if a Liquidity Event occurred on or prior to July 1, 2014. A Liquidity Event occurred on May 21, 2013, and, accordingly, Mr. Reid received the restricted shares on July 10, 2013 (included on the 2013 Option Exercises and Shares Vested Table shown below).

(9)
Pursuant to Mr. Kianka's employment agreement, he received an award of 90,000 restricted shares on March 15, 2013, based on the business performance of our company and the executive's performance during fiscal year 2012, as determined by our Compensation Committee, in its discretion. This award was reported in the 2012 row of the Summary Compensation Table in our 2013 Proxy Statement.

(10)
Pursuant to Mr. Kianka's employment agreement, he (i) received an award of 75,000 restricted shares on September 28, 2012, and (ii) was entitled to receive an award of 75,000 shares if a Liquidity Event occurred on or prior to July 1, 2014. A Liquidity Event occurred on May 21, 2013, and, accordingly, Mr. Kianka received the restricted shares on July 10, 2013 (included on the 2013 Option Exercises and Shares Vested Table shown below).

(11)
The table and footnotes below show the components of this column for 2013 and 2012, which include reimbursement of legal fees incurred by each of our named executive officers in connection with the negotiation of the employment agreements in 2012, and fees paid to Mr. Reid in his capacity as an independent trustee of our company for the first six months of fiscal year 2012.

Name	Year	Employment Agreement Legal Fees ($)	Compensation as Trustee ($)	Total All Other Compensation ($)
Jack A. Cuneo	2013	—	—	—
	2012	17,500		17,500
Martin A. Reid	2013	—		—
	2012	11,192	82,750	93,942
Philip L. Kianka	2013	—	—	—
	2012	15,670		15,670
In addition, pursuant to Mr. Cuneo's employment agreement, he (i) received an award of 186,000 restricted shares on March 15, 2014, based on his achievement of performance goals during fiscal year 2013, as determined by our Compensation Committee, in its discretion, and (ii) received an award of 40,875 restricted shares on March 15, 2014, based on his achievement of performance goals during fiscal year 2013, as determined by our Compensation Committee, in its discretion, with respect to the 40,875 restricted shares that were not earned for fiscal year 2012.
In addition, pursuant to Mr. Reid's employment agreement, as amended effective January 1, 2013, he received an award of 87,500 restricted shares on March 15, 2014, based on his achievement of performance goals during fiscal year 2013, as determined by our Compensation Committee, in its discretion.
In addition, pursuant to Mr. Kianka's employment agreement, he received an award of 87,500 restricted shares on March 15, 2014, based on the business performance of our company and the executive's performance during fiscal year 2013, as determined by our Compensation Committee, in its discretion.
2013 Grants of Plan-Based Awards
The following table sets forth certain information with respect to each grant of a plan-based award made to a named executive officer in the fiscal year ended December 31, 2013. We have not made any non-equity incentive plan awards to our named executive officers. As described in our "Compensation Discussion and Analysis-Measuring 2013 Compensation," the amount of the annual cash bonus and the number of the annual restricted share awards for each executive for fiscal year 2013 was determined by our Compensation Committee in its discretion.

	Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	All Other Share Awards: Number of Shares or Units (#)		Grant Date Fair Value of Share Awards ($)
Jack A. Cuneo	March 15, 2013	159,125	(1)	1,591,250	(2)
Martin A. Reid	March 15, 2013	32,500	(1)	325,000	(2)
Philip L. Kianka	March 15, 2013	90,000	(1)	900,000	(2)
__________

*
The columns "Threshold($),"Target($)" and "Maximum($)" were omitted from this table because, as a result of the discretionary nature of our 2013 compensation program, they were not relevant to the compensation of our named executive officers for 2013.

(1)
These awards were granted in 2013 with respect to the achievement of performance goals during fiscal year 2012. These awards were reported as 2012 compensation in the 2013 Grants of Plan-Based Awards in our 2013 Proxy Statement. Beginning with this Proxy Statement, we will report equity awards in the year granted.

Number of restricted shares granted to our named executive officers, based on the business performance of our company and each executive's performance during fiscal year 2012, as determined by our Compensation Committee, in its discretion. One-third of the award vests in each of the first three anniversaries of the date of grant if the executive remains employed by our company on such anniversary. Mr. Reid's award is prorated based on the six months during which he was employed in 2012.

(2)
The grant date fair value of the awards as determined in accordance with ASC 718 is $10.00 per share. The assumptions used to calculate the grant date value of share awards are set forth under Note 2 of the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2012, which was filed with the SEC on March 22, 2013.

The equity awards included in this table were made pursuant to our Amended and Restated 2004 Equity Incentive Plan, or our 2004 Plan. After these awards were made, our shareholders approved a 2013 Equity Incentive Plan, or the 2013 Plan. All future equity awards are made pursuant to such 2013 Plan and no additional awards will be made under our 2004 Plan. See "—Equity Compensation Plan Information," for a discussion of our 2013 Plan.
Pursuant to our named executive officers' employment agreements, each executive is eligible to receive an annual award of restricted shares (or an equivalent equity-based award) for each year during the term of their employment agreements, based on the business performance of our company and executive's performance during the fiscal year. The annual target award for each fiscal year during the term of the employment agreements is 200,000 for Mr. Cuneo and 90,000 for Mr. Kianka. Mr. Reid's employment agreement was amended effective January 1, 2013, to increase his annual target award. For fiscal year 2012, Mr. Reid's annual target award was 65,000 shares. Pursuant to the amendment, his annual target for 2013 and each subsequent fiscal year during the term of the employment agreements is 90,000. See "Employment Agreements with our Named Executive Officers" for a discussion regarding the awards granted and that may be granted pursuant to our named executive officers' employment agreements, including potential acceleration of such equity awards, and a description of the material terms of each named executive officer's employment agreement. On March 15, 2014, our Compensation Committee determined that the 2013 annual share award for our named executive officers would be: Mr. Cuneo - 186,000, Mr. Reid - 87,500, and Mr. Kianka - 87,500, based on the business performance of our company and executive's performance during the 2013 fiscal year, as described in "Compensation Disclosure and Analysis." These restricted shares were issued on March 15, 2014, and, accordingly, are not reflected in the table. The fair market value of the awards as of the date of grant was $7.74 per share, based on the closing price of our common stock on the previous day. See "—Employment Agreements with our Named Executive Officers" for a discussion regarding these awards.
On July 10, 2013, we granted a Liquidity Event award of restricted shares to each of our executives in connection with the successful listing of our company on May 21, 2013, and in accordance with their employment agreements. As determined by our Compensation Committee, the restricted shares were fully vested upon grant. Mr. Cuneo received 150,000 shares, and Messrs. Reid and Kianka received 75,000 shares each, The value realized by the executives for these awards is $8.90 per share (Mr. Cuneo - $1,335,000, Mr. Reid - $667,500, and Mr. Kianka - $667,500, in the aggregate), the closing price of our common stock on July 10, 2013.
Outstanding Equity Awards at Fiscal Year End 2013
The following table sets forth certain information with respect to unvested share awards held by each named executive officer at the fiscal year ended December 31, 2013. We have not awarded any options to our named executive officers and no option awards were outstanding at the fiscal year ended December 31, 2012.

		Share Awards
Name	Grant Date	Number of Shares or Units That Have Not Vested (#)		Market Value of Shares or Units That Have Not Vested(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares. Units or Other Rights That Have Not Vested(3) ($)
Jack A. Cuneo	March 15, 2013	159,125	(1)	1,217,306	—	—
	September 28, 2012	100,000	(2)	765,000	—	—
Martin A. Reid	March 15, 2013	32,500	(1)	248,625	—	—
Philip L. Kianka	March 15, 2013	90,000	(1)	688,500	—	—
	September 28, 2012	50,000	(2)	382,500	—	—
__________

(1)
Number of restricted shares granted to our named executive officers (Mr. Cuneo - 159,125, Mr. Kianka - 90,000, and Mr. Reid - 32,500), based on the business performance of our company and each executive's performance during fiscal year 2012, as determined by our Compensation Committee, in its discretion. The restricted shares vest one-third in each of the first three anniversaries of the date of grant if the executive remains employed by our company on such anniversary. Mr. Reid's award is prorated from 65,000 target restricted shares based on the six months during which he was employed in 2012.

(2)
Restricted share awards made to Messrs. Cuneo and Kianka (150,000 and 75,000, respectively) in connection with the execution of their employment agreements. The restricted shares vest one-third on each anniversary of grant.

(3)	Value based on the closing price of $ 7.65 per share on December 31, 2013.
As noted in the narrative to the "—2013 Grants of Plan-Based Awards" table, pursuant to our named executive officers' employment agreements, each executive is eligible to receive an annual target award of restricted shares (or an equivalent equity-based award) based on the business performance of our company and executive's performance during the fiscal year. The restricted shares for performance during fiscal year 2013 were issued on March 15, 2014, and, accordingly, are not reflected in the table.
2013 Option Exercises and Shares Vested
We have not awarded any options to our named executive officers and, therefore, there were no option awards outstanding at the fiscal year ended December 31, 2013.

	Share Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Jack A. Cuneo	200,000	1,942,500	(1)
Martin A. Reid	75,000	750,000	(2)
Philip L. Kianka	100,000	971,250	(3)
__________

(1)	Value for Mr. Cuneo computed based on the fair value of the shares on the vesting date, as follows:

Date of Award	Vesting Date		Number of Shares Acquired on Vesting (#)	Market price at Vesting ($)	Value Realized on Vesting ($)
September 25, 2012	May 21, 2013	(1)	150,000	$10.00	$1,500,000
September 28, 2012	September 28, 2013		50,000	$8.85	$442,500
__________

(1)
The value shown is based on the number of shares earned upon the Liquidity Event using the per share closing market price of our stock on May 21, 2013, the date of the Liquidity Event. The shares were issued on July 10, 2013, after our Compensation Committee approved the form of award agreement and the grants. The value realized by Mr. Cuneo based on the per share closing market price of our stock on July 10, 2013, was $1,335,000.

(2)	Value for Mr. Reid computed based on the fair value of the shares on the vesting date, as follows:

Date of Award	Vesting Date		Number of Shares Acquired on Vesting (#)	Market price at Vesting ($)	Value Realized on Vesting ($)
September 25, 2012	May 21, 2013	(1)	75,000	$10.00	$750,000
__________

(1)
The value shown is based on the number of shares earned upon the Liquidity Event using the per share closing market price of our stock on May 21, 2013, the date of the Liquidity Event. The shares were issued on July 10, 2013, after our Compensation Committee approved the form of award agreement and the grants. The value realized by Mr. Reid based on the per share closing market price of our stock on July 10, 2013, was $667,500.

(3)	Value for Mr. Kianka computed based on the fair value of the shares on the vesting date, as follows:

Date of Award	Vesting Date		Number of Shares Acquired on Vesting (#)	Market price at Vesting ($)	Value Realized on Vesting ($)
September 25, 2012	May 21, 2013	(1)	75,000	$10.00	$750,000
September 28, 2012	September 28, 2013		25,000	$8.85	$221,250
__________

(1)
The value shown is based on the number of shares earned upon the Liquidity Event using the per share closing market price of our stock on May 21, 2013, the date of the Liquidity Event. The shares were issued on July 10, 2013, after our Compensation Committee approved the form of award agreement and the grants. The value realized by Mr. Kianka based on the per share closing market price of our stock on July 10, 2013, was $667,500.

Pension Benefits, Nonqualified Defined Contribution and Other Deferred Compensation
Our company does not provide supplemental pension or other retirement benefits, other than our tax-qualified 401(k) Plan. In addition, we do not have a nonqualified deferred compensation plan that provides for deferral of compensation on a basis that is not tax-qualified for our named executive officers.
Equity Compensation Plan Information
Equity compensation is currently granted pursuant to our 2013 Plan, described below. Prior to our shareholders' approval of our 2013 Plan on May 31, 2013, equity compensation was granted pursuant to our 2004 Plan. No grants have been or will be made under our 2004 Plan following our shareholders' approval of our 2013 Plan.
The following table sets forth information regarding outstanding options, warrants and rights under our 2013 Plan, and other outstanding obligations of ours under the executives' employment agreements and the employment agreements of certain of our employees as of December 31, 2013. The material terms of our 2013 Plan are described in "—2013 Equity Incentive Plan" below.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available at fiscal year-end for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by shareholders	1,260,875	—	3,336,625
Equity compensation plans not approved by shareholders	—	—	—
Total	1,260,875	—	3,336,625
__________

(1)
This amount represents our obligation to grant to our named executive officers and certain other employees. As of December 31, 2013, we had the obligation to grant the following equity-based awards to our executives pursuant to the terms of their employment agreements, described in the narrative disclosure accompanying the "Compensation Discussion and Analysis" section of this proxy statement, subject to the terms of such agreements:

•
An award of restricted shares with respect to their services in 2013, where the target amount of restricted shares to be awarded for the calendar year will be 200,000 for Mr. Cuneo, 90,000 for Mr. Reid, and 90,000 for Mr. Kianka, as determined by our Compensation Committee. For purposes of this table, it is assumed that the target amount of restricted shares will be granted to each executive.

•
An equity-based award with respect to their services in each of 2014 and 2015, where the target award for each such calendar year will be the equivalent of 200,000 restricted shares for Mr. Cuneo, the equivalent of 90,000 restricted shares for Mr. Reid, and the equivalent of 90,000 restricted shares for Mr. Kianka, as determined by our Compensation Committee. For purposes of this table, it is assumed that the target award will be granted as restricted shares to each executive for each year.

•
On February 8, 2013, our Compensation Committee determined that Mr. Cuneo would be eligible to receive up to 40,875 restricted shares unearned with respect to his annual equity award for 2012 at the time the annual restricted share award for 2013 is made if, in the discretion of our Compensation Committee, Mr. Cuneo achieves certain performance objectives to be established by our Compensation Committee.

•
In addition, we have the obligation to grant up to 80,000 shares, in the aggregate, to other employees pursuant to the terms of their employment agreements, as target annual incentives with respect to their services in 2013 to 2015.

•	No other grants of options, warrants or rights are outstanding under our 2013 Plan.

(2)
This amount represents 4,597,500, the total number of shares available to us under our 2013 Plan as of December 31, 2013, to make grants of incentive and nonqualified share options, share appreciation rights, restricted shares, phantom shares, dividend equivalent rights, and other forms of equity-based compensation, minus the number of securities reflected in column (a).

2013 Equity Incentive Plan
On May 31, 2013, our shareholders approved our 2013 Equity Incentive Plan, or the 2013 Plan.
The purpose of our 2013 Plan is to provide us with the flexibility to use share options and other equity-based awards to provide a means of performance-based compensation. Key employees, directors, trustees, officers, advisors, consultants, and other personnel of ours and our subsidiaries, and other persons expected to provide significant services to us or our subsidiaries, are eligible to be granted incentive and nonqualified share options, share appreciation rights, restricted shares, restricted share units, dividend equivalent rights, and other forms of equity-based compensation under our 2013 Plan.
Our Compensation Committee has the authority to administer and interpret our 2013 Plan, to authorize the granting of awards to eligible participants. to determine the eligibility of eligible participants to receive an award, to determine the number of common shares to be covered under each award agreement, considering the position and responsibilities of the eligible participants, the nature and value to us of the eligible participants' present and potential contribution to our success, whether directly or through our subsidiaries, and such other factors as our Compensation Committee may deem relevant, to approve the form of award agreement, to determine the terms applicable to each award, which may differ among individual awards and participants, and may include performance goals, to extend at any time the period in which options or share appreciation rights may be exercised, provided that such awards cannot have a term longer than 10 years, to determine the extent to which the transferability of shares issued or transferred pursuant to an award is restricted, to decide all disputes arising in connection with the 2013 Plan, and to take any other actions, make all other determinations that it deems necessary or appropriate, and otherwise supervise the administration of the 2013 Plan.
Our 2013 Plan has been administered by a Compensation Committee consisting of two or more non-employee trustees, each of whom is intended to be, to the extent required by Rule 16b-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, a non-employee trustee and will, at such times as we are subject to Section 162(m) of the Code, qualify as an "outside director" for purposes of Section 162(m) of the Code.
Subject to adjustment upon certain corporate transactions or events, a maximum of 5,000,000 common shares may be subject to share options, share appreciation rights, restricted shares, restricted share units, dividend equivalent rights, and other forms of equity-based compensation awards under our 2013 Plan. If an option or other award granted under our 2013 Plan or our 2004 Plan is cancelled, expires or terminates, the shares that expire or terminate without having been exercised or paid, as the case may be, will again become available for the issuance of additional awards. In addition, shares subject to any restricted share unit, dividend equivalent right or other equity-based award (other than share options and share appreciation rights) that are settled in cash will again become available for the issuance of additional awards. Furthermore, awards granted in substitution, assumption, continuation or adjustment of awards remaining available for grant under our 2004 Plan or 2013 Plan pursuant to a change in control or other corporate transaction will not count against the number of shares remaining available for issuance under the 2013 Plan. The shares available under a shareholder-approved plan of an entity acquired by us will be available for awards granted to individuals who were not employees of ours immediately before such acquisition, and will not count against the number of shares remaining available for issuance under the 2013 Plan. Unless previously terminated by our Board of Trustees, no new award may be granted under our 2013 Plan after May 31, 2023.
For information about outstanding equity awards to our named executive officers and our executives' rights to grants of equity awards under our 2013 Plan, see "—2013 Grants of Plan-Based Awards" and "—Employment Agreements with our Named Executive Officers." For more information about outstanding equity awards to our trustees, see "Proposal 1: Election of Trustees—Compensation of Trustees."
Employment Agreements with our Named Executive Officers
On September 25, 2012, in connection with the appointment of our named executive officers, we entered into an employment agreement with each of our named executive officers, effective as of July 1, 2012. Except as noted, the terms of the employment agreements are substantially identical. Mr. Reid's employment agreement was amended on February 26, 2014 as described in "— Annual Equity-Based Award" below.
Term
The initial term of the employment agreements begins on July 1, 2012, and ends on December 31, 2015, and will automatically renew for successive one-year periods unless our company or the executive give prior written notice of a non-renewal to the other party of their intent not to renew.
Base Salary
The base salary of each of our named executive officers is set forth below. Such base salary may be increased (but not decreased) at the discretion of our Compensation Committee.

•	Mr. Cuneo - $725,000 per year;

•	Mr. Reid - $450,000 per year; and

•	Mr. Kianka - $450,000 per year.
Annual Cash Bonus
Each of our named executive officers is eligible to receive an annual target cash bonus for each calendar year during the term of his employment agreement if the executive is employed by our company through the date of payment. The actual amount of the bonus will be determined by our Compensation Committee in its discretion. For 2012, Messrs. Cuneo and Kianka were eligible to receive their target bonus based upon their performance and services during the full calendar year, and our company's performance during the last six months of 2012. For 2012, Mr. Reid was eligible to receive 50% of his annual target bonus based upon his performance and services, and our company's performance, during the six months of 2012 in which he was employed as our Chief Financial Officer. The target annual bonus for each executive is:

•	Mr. Cuneo - $725,000 per year;

•	Mr. Reid - $400,000 per year;

•	Mr. Kianka - $400,000 per year.
For a description of our Compensation Committee's determination of the performance of our company and our named executive officers during 2013, see "Compensation Disclosure and Analysis." The actual bonus paid to each of our executives is set forth in the "—Summary Compensation Table."
Annual Equity-Based Award
Each of our named executive officers is eligible to receive an annual target long-term incentive award if the executive is employed by our company at the end of each calendar year during the term of his employment agreement. For calendar years 2012 and 2013, the target award is 200,000 restricted shares for Mr. Cuneo, and 90,000 restricted shares for Mr. Kianka. For Mr. Reid, the target award for calendar year 2012 was 65,000 restricted shares for Mr. Reid (prorated to 32,500 restricted shares based on the six months during which he was employed in 2012), On February 26, 2014, our Compensation Committee approved an increase to Mr. Reid's target award from 65,000 to 90,000 restricted shares for each fiscal year starting with fiscal year 2013. On February 26, 2014, we entered into an amendment to Mr. Reid's employment agreement to reflect such increase. The actual amount of restricted shares that each executive receives will be determined by our Compensation Committee in accordance with a compensation program to be adopted. One-third of the restricted shares granted with respect to each of 2012 and 2013 will vest in each of the first three anniversaries of grant if the executive is employed by our company on such anniversary.
For calendar years following 2013, the award may be in any form of equity-based award, as determined by our Compensation Committee. These awards may be subject to service and performance-based vesting conditions. The annual target long-term incentive award for each such years is 200,000 restricted common shares or the reasonable equivalent for Mr. Cuneo, 90,000 restricted common shares or the reasonable equivalent for Mr. Reid, and 90,000 restricted common shares or the reasonable equivalent for Mr. Kianka.
For a description of our Compensation Committee's determination of the performance of our company and our named executive officers during 2013, see "Compensation Disclosure and Analysis." The actual 2013 annual share award issued to each of our executives and its value is set forth in the table in "—2013 Grants of Plan-Based Awards."
Sign-On Cash Bonus
In 2012, Messrs. Cuneo and Kianka received a cash bonus payment of $1,000,000 and $500,000, respectively, in connection with the execution of their employment agreements. Mr. Reid did not receive a sign-on bonus payment.
Sign-On Equity Award
In 2012, Messrs. Cuneo and Kianka received an award of 150,000 and 75,000 restricted shares, respectively, in connection with the execution of their employment agreements. One-third of the restricted shares granted with respect to such awards will vest on each of the first three anniversaries of grant if the executive is employed by our company on such anniversary. Mr. Reid did not receive a sign-on equity award.
Liquidity Event Equity Award
Each of our named executive officers was entitled to receive an award of shares if a Liquidity Event occurred on or prior to July 1, 2014, and the executive is employed by our company on such date. A Liquidity Event occurred on May 21, 2013 and, accordingly, on July 10, 2013, Mr. Cuneo received 150,000 shares, Mr. Reid received 75,000 shares, and Mr. Kianka received 75,000 shares. The awards were fully vested upon grant, as determined by our Compensation Committee.
Employee Benefits
Our named executive officers will be entitled to participate in all present and future benefit and retirement plans of our company, and the executives and their dependents will be included in our company's hospitalization, major medical, disability and group life insurance plans, so long as are employed by our company.
Termination of Employment
As described in more detail in "—Potential Payments Upon Termination or Change in Control," our named executive officers will be entitled to receive certain severance payments and accelerated vesting of equity awards in connection with certain terminations of employment, including in connection with a Change of Control (as defined in the employment agreements). Such payments and benefits may be conditioned upon the executive executing a general release of claims in favor of our company.
Restrictive Covenants
Our named executive officers are subject to (i) non-competition obligations during their employment and for two years thereafter for Mr. Cuneo and one year thereafter for Messrs. Reid and Kianka; (ii) non-solicitation obligations during their employment and for two years thereafter; (iii) non-disparagement obligations during their employment and for one year thereafter; and (iv) perpetual confidentiality obligations. However, regarding each of our named executive officers, the non-competition obligation will not apply to the executive following his termination of employment by our company for any reason within 180 days following a Change of Control.
Clawback
Any bonus, incentive-based, equity-based or other similar compensation paid to our named executive officers pursuant to any agreement or arrangement with our company which is required to be recovered under any law, government regulation or stock exchange listing requirement will be subject to the required deductions and clawback.
Cutback under Section 280G of the Code
If any payments or benefits to be paid or provided to any of our named executive officers would be subject to "golden parachute" excise taxes under the Code, the executive's payments and benefits under his employment agreement will be reduced to the extent necessary to avoid such excise taxes, but only if such a reduction of pay or benefits would result in a greater net after-tax receipt for the executive.
Hedging, Short Sales, and Pledging Policies
We have implemented policies pursuant to which members of our Board of Trustees, our executive officers and employees are prohibited from (i) selling any securities of the Company that are not owned at the time of the sale ("short sale"); (ii) maintaining any standing orders to purchase or sell our common shares; (iii) entering into put, calls or other derivative securities transactions with securities of our Company; (iv) entering into certain forms of hedging and monetization transactions with securities of our Company; or (v) pledging Company securities as collateral for a loan unless our Compensation Committee has pre-approved the pledge.
Compensation Committee Interlocks and Insider Participation
There are no Compensation Committee interlocks and none of our employees is a member of our Compensation Committee. The members of our Compensation Committee for the year ended December 31, 2013, were Messrs. Black (Chairman), Brugger,

Salvatore and Orphanides. Our Board of Trustees appointed Mr. Brugger, an independent trustee, to serve as a member of our Compensation Committee effective September 11, 2013.
Potential Payments Upon Termination or Change in Control
The impact of a termination of employment and a change in control of our company on the compensation and benefits of our named executive officers is governed by the executives' employment agreements.
Termination of Employment Without Cause or for Good Reason
According to the employment agreements of each of our named executive officers, if the executive's employment is terminated by our company without Cause (as defined in the employment agreements) or by the executive's resignation for Good Reason (as defined in the employment agreements), then, if the executive executes a general release of claims in favor of our company, he will be entitled to:

•	Continuation of Mr. Cuneo's base salary for 24 months (12 months for Messrs. Reid and Kianka), payable in installments, in accordance with our company's payroll practices;

•	A lump sum payment equal to two times Mr. Cuneo's target cash bonus for the calendar year in which the termination occurs (one time for Messrs. Reid and Kianka); and

•	Accelerated vesting of each grant made pursuant to an equity incentive plan of our company as if all service conditions had been met and all performance conditions had been achieved at target levels.
Termination of Employment by our Company Within 180 Days Following a Change of Control
If our company terminates the employment of any of our named executive officers for any reason within 180 days following a Change of Control (as defined in the employment agreements), then, if the executive executes a general release of claims in favor of our company, he will be entitled to:

•	A lump sum payment equal to two times his annual base salary;

•	A lump sum payment equal to two times his target cash bonus for the calendar year in which the termination occurs; and

•	Accelerated vesting of each grant made pursuant to an equity incentive plan of our company as if all service conditions had been met and all performance conditions had been achieved at target levels.
If any payments or benefits to be paid or provided to any of our named executive officers would be subject to "golden parachute" excise taxes under the Code, the executive's payments and benefits under his employment agreement will be reduced to the extent necessary to avoid such excise taxes, but only if such a reduction of pay or benefits would result in a greater net after-tax compensation and benefits for the executive.
Termination of Employment Due to Death or Disability
In the event of termination in connection with the executive's death or disability, the executive's legal representative or estate will be entitled to:

•	A lump sum payment equal to the executive's target cash bonus for the calendar year of termination; and

•	Accelerated vesting of each grant made pursuant to an equity incentive plan of our company as if all service conditions had been met and all performance conditions had been achieved at target levels.
Termination of Employment Due to Nonrenewal
A termination of employment due to one of our named executive officers or our company notifying the other party that they are not renewing the employment agreement will not be deemed a termination by our company without cause or by the executive for good reason. The executive will not be entitled to any compensation other than rights accrued as of the date of termination.

Termination of Employment for Cause or Resignation Without Good Reason
If the employment of one of our named executive officers is terminated by us for cause (other than within 180 days following a Change of Control), or by the executive's resignation without good reason, the executive will not be entitled to receive any unpaid cash bonus for any previously completed calendar year.
Change of Control
A Change of Control, in and of its self, will not result in severance payments or benefits to our named executive officers, or in accelerated vesting of equity awards held by our executives.
The following table sets forth the compensation and benefits that each of our named executive officers would have received if his employment had terminated on December 31, 2013.

	Estimated Potential Payments Upon Termination or Change in Control
Name and Termination and/or Change in Control Scenario	Base Salary(1) ($)	Target Cash Bonus(2) ($)	Number of Outstanding Restricted Shares That Vest(3) (#)	Total Value of Outstanding Restricted Shares That Vest(4) ($)	TOTAL ($)
Jack A. Cuneo
-Death or Disability	—	725,000	259,125	1,982,306	2,707,306
-Without Cause or for Good Reason	1,450,000	1,450,000	259,125	1,982,306	4,882,306
-Cause or Resignation	—	—	—	—	—
-Expiration of the Term or Any Other Reason	—	—	—	—	—
-By the Company within 180 days following a CIC	1,450,000	1,450,000	259,125	1,982,306	4,882,306
Martin A. Reid
-Death or Disability	—	400,000	32,500	248,625	648,625
-Without Cause or for Good Reason	450,000	400,000	32,500	248,625	1,098,625
-Cause or Resignation	—	—	—	—	—
-Expiration of the Term or Any Other Reason	—	—	—	—	—
-By the Company within 180 days following a CIC	900,000	800,000	32,500	248,625	1,948,625
Philip L. Kianka
-Death or Disability	—	400,000	140,000	1,071,000	1,471,000
-Without Cause or for Good Reason	450,000	400,000	140,000	1,071,000	1,921,000
-Cause or Resignation	—	—	—	—	—
-Expiration of the Term or Any Other Reason	—	—	—	—	—
-By the Company within 180 days following a CIC	900,000	800,000	140,000	1,071,000	2,771,000
__________

(1)
As described in the narrative above this table, base salary will be paid as salary continuation in the event of a termination of employment without cause or for good reason, and as a lump sum payment in the event of a termination by our company within 180 days following a Change of Control.

(2)	As described in the narrative above this table, the cash bonus will be paid in a lump sum.

(3)
Pursuant to the employment agreements of our named executive officers, (i) Messrs. Cuneo and Kianka received a sign-on award of 150,000 and 75,000 restricted shares, respectively, on September 28, 2012, and (ii) Messrs. Cuneo, Reid and Kianka received an award of 159,125, 32,500, and 90,000 restricted shares, respectively, on March 15, 2013, based on their achievement of performance goals during fiscal year 2012, as determined by our Compensation Committee, in its discretion. The awards vest one-third on each anniversary of grant. For more information about these equity awards, see "—2013 Grants of Plan-Based Awards" and "—Employment Agreements with our Named Executive Officers."

(4)	Value based on the closing price of our common stock of $7.65 per share on December 31, 2013.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table presents information regarding the beneficial ownership of our common shares as of April 22, 2014 with respect to:

•	each person who is the beneficial owner of more than five percent of our outstanding common shares;

•	each of our trustees;

•	each of our named executive officers; and

•	all trustees and executive officers as a group.
Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment powers.

Name and Address	Shares Owned(1)	Percentage
Trustees and Executive Officers(2):
Charles E. Black(3)	54,485	*
Mark W. Brugger	1,550	*
Jack A. Cuneo(4)	578,013	*
James L. Francis	1,550	*
Philip L. Kianka	319,000	*
James M. Orphanides	140,022	*
Martin A. Reid	180,037	*
Louis P. Salvatore	17,500	*
All executive officers and trustees as a group (8 persons)	1,292,157	*
5% or Greater Owners:
BlackRock, Inc.(5)	14,261,501	6.00%
The Vanguard Group, Inc.(6)	14,039,813	5.93%
__________

*	Less than one percent.

(1)
Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act. A person is deemed to be the beneficial owner of any shares of common shares if that person has or shares voting power or investment power with respect to those shares, or has the right to acquire beneficial ownership at any time within 60 days of the date of the table. As used herein, "voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares.

(2)	The address for each of our named executive officers is 47 Hulfish Street, Suite 210, Princeton, New Jersey 08542.

(3)	Shares owned include 1,810 common shares held by spouse.

(4)	Shares owned include 1,800 common shares held by spouse.

(5)
Based solely on information provided on a Schedule 13G filed by BlackRock, Inc., on behalf of itself and certain of its affiliates, with the SEC on January 28, 2014. The business address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(6)
Based solely on information provided on a Schedule 13G filed by the Vanguard Group, Inc., on behalf of itself and certain of its affiliates, with the SEC on February 12, 2014. The business address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

Section 16(a) of the Exchange Act requires our executive officers and trustees, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. To our knowledge, based solely on a review of the copies of the forms received and written representations, we believe that during fiscal year 2013, our executive officers, trustees and persons who own more than 10% of a registered class of our equity securities complied with the beneficial ownership reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, except that one Form 4 for, each of Charles E. Black, one or our trustees, and Louis P. Salvatore, one of our trustees, was not timely filed.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Policies and Procedures With Respect to Related Party Transactions
It is the policy of our Board of Trustees that all related party transactions (generally, transactions involving amounts exceeding $120,000 in which a related party (trustees and executive officers or their immediate family members, or shareholders owning 5% of more of our outstanding stock)) shall be subject to approval or ratification in accordance with the following procedures.
Our Nominating and Corporate Governance Committee shall review the material facts of all related party transactions that require its approval and either approve or disapprove of the entry into the related party transaction, subject to some exceptions. If advance approval of a related party transaction is not feasible, then the related party transaction shall be considered and, if our Nominating and Corporate Governance Committee determines it to be appropriate, ratified at the next regularly scheduled meeting of our Nominating and Corporate Governance Committee. In determining whether to approve or ratify a related party transaction, our Nominating and Corporate Governance Committee will take into account, among other factors it deems appropriate, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party's interest in the transaction.
If a related party transaction will be ongoing, our Nominating and Corporate Governance Committee may establish guidelines for our management to follow in its ongoing dealings with the related party. Thereafter, our Nominating and Corporate Governance Committee, on at least an annual basis, shall review and assess ongoing relationships with the related party to see that they are in compliance with our Nominating and Corporate Governance Committee's guidelines and that the related party transaction remains appropriate.
All related party transactions shall be disclosed in our applicable filings with the SEC as required under SEC rules.
Related Party Transactions
On April 27, 2012, we entered into the transition to self-management agreement with CBRE Global Investors and our former investment advisor, pursuant to which we used our commercially reasonable efforts to accomplish certain tasks in order to become self-managed, including the hiring of certain identified employees of our former investment advisor, for which we agreed to assume severance obligations in certain circumstances. We agreed not to solicit or hire, directly or indirectly, any current or future employees or consultants of CBRE Global Investors and our former investment advisor or any of their affiliates for employment or in any consulting or similar capacity for 18 months after the date of the transition to self-management agreement, subject to certain qualifications and exceptions. Additionally, we agreed to engage CBRE Global Investors or one of its affiliates to provide transactional financial advisory services for a five year period commencing upon the termination of the advisory agreement (July 1, 2012), in connection with certain types of financial transactions for a fee equal to one-quarter of one percent (0.25%) of the consideration in the transaction, as defined in the transition to self-management agreement, plus the reimbursement of reasonable expenses. No fees were paid during 2013. We also agreed that in connection with any proposal to amend the indemnification provisions of our declaration of trust to expand the indemnification available to our Board of Trustees that is recommended by our Board of Trustees to our shareholders for their approval, that we would also include a similar expansion in the indemnity available to CBRE Global Investors, our former investment advisor and their affiliates and certain of their personnel.
On April 27, 2012, we entered into the third amended and restated agreement of limited partnership with each of the limited partners of our operating partnership, effective May 1, 2012. In exchange for services provided to us with respect to our formation and subsequent operations, an affiliate of our former investment advisor ("REIT Holdings") was granted the Class B Interest in our operating partnership, the terms of which are more fully described in the third amended and restated agreement of limited partnership of our operating partnership. Certain of our officers and employees owned distribution interests in REIT Holdings. A mandatory redemption of the Class B Interest by our operating partnership was triggered by the listing of our common shares on the NYSE on May 21, 2013. The consideration to be received by REIT Holdings for the Class B Interest ("Consideration") would have been 15% of the total market value our listed common shares above a threshold amount (the "Class B Return Threshold") equal to (i) the total capital contributions made to our operating partnership by us and (ii) a 7% annual, uncompounded return on such capital contributions. The calculation of the Consideration was based upon the total number of our listed common shares multiplied by the average per share closing price of our common shares for the 30 day period (the "30-Day Market Value") beginning on October 19, 2013 and ending on November 17, 2013. The 30-Day Market Value did not exceed the Class B Return Threshold and the Class B interest was redeemed at no cost on November 26, 2013. Additionally, on August 19, 2013, we redeemed for cash 246,361 Class A limited partnership units, representing approximately 0.10% ownership of the total limited partnership units, which were owned by REIT

Holdings. As a result, as of December 31, 2013, we owned 100% of the limited partnership units of our operating partnership directly or indirectly through a wholly-owned taxable REIT subsidiary.
Effective July 1, 2012, we entered into a transitional services agreement with our operating partnership and our former investment advisor pursuant to which our former investment advisor agreed to provide certain consulting related services to us at the direction of our officers and other personnel for a term that ended on April 30, 2013. As part of the transitional services agreement, we paid $2.5 million on the effective date of the agreement to reimburse our former investment advisor for expenses incurred related to personnel costs. In addition, during 2013, we paid $700,000 to our former investment advisor as a final settlement of the transitional services agreement.
Pursuant to the transitional services agreement, for services provided to us in connection with the investment management of our assets, our former investment advisor was paid an investment management consulting fee payable in cash consisting of (i) a monthly fee equal to one-twelfth of 0.5% of the aggregate cost (before non-cash reserves and depreciation) of all real estate investments within our portfolio and (ii) a monthly fee equal to 5.0% of the aggregate monthly net operating income derived from all real estate investments within our portfolio, subject to certain adjustments. For services provided to us in connection with the acquisition of assets, our former investment advisor or its affiliates was paid acquisition fees up to 1.5% of (i) the contract purchase price of real estate investments acquired by us, or (ii) when we make an investment indirectly through another entity, such investment's pro rata share of the gross asset value of real estate investments held by that entity. The total of all acquisition consulting fees payable with respect to real estate investments did not exceed an amount equal to 6% of the contract purchase price (or 6% of funds advanced with respect to mortgages) provided, however, that a majority of the uninterested members of the Board of Trustees could approve amounts in excess of this limit. Our former investment advisor and its affiliates performed services relating to property management, leasing, construction supervision and management, and brokerage services. The various fees paid to the former investment advisor for the year ended December 31, 2013 are summarized in table below (in thousands):

Investment Management Fees	$489
Transition Services Agreement Fees	686
Acquisition-Related Fees	1,895
Property Management Fees (1)	1,128
Leasing Commissions (1)	836
Construction Supervision and Management Fees (1)	873
Brokerage Fees (2)	585
Total	$6,492
__________

(1)	Such fees for each service ranged from 2.0% to 5.0% of gross revenues received from a property that we owned.

(2)
The brokerage fee upon the sale of properties was an amount equal to the lesser of (i) one-half of the competitive real estate commission or (ii) 3% of the sales price of each property sold. The total brokerage commission paid did not exceed the lesser of the competitive real estate commission or an amount equal to 6% of the sales price of the property.

As required by the transitional services agreement, we and our former investment advisor agreed on a list of unacquired real estate investments for which our former investment advisor has performed certain acquisition related consulting services prior to the termination of the transitional service agreement (a "Qualifying Property"). If any Qualifying Property is acquired by us within the nine months following the termination of the transitional services agreement then we shall pay an acquisition consulting fee equal to 0.75% of (i) the contract purchase price of the real estate investments (including debt), or (ii) when we make an investment indirectly through another entity, such investment's pro rata share of the gross asset value of real estate investments held by that entity to our former investment advisor. As of December 31, 2013, we acquired one Qualifying Property and paid our former investment advisor $400,000 in acquisition consulting fees. Subsequent to December 31, 2013, we completed the acquisition of a second Qualifying Property and paid our former investment advisor $200,000 in acquisition consulting fees. There are no further Qualifying Properties under the transitional services agreement and we do not anticipate paying our former investment advisor any further acquisition consulting fees.
We have agreed to a capital commitment of up to $20.0 million in CB Richard Ellis Group Strategic Partners Asia II-A, L.P., or CBRE Strategic Partners Asia. As of December 31, 2012, we had funded $17.5 million of our capital commitment and owned an ownership interest of approximately 5.07% in CBRE Strategic Partners Asia. CBRE Strategic Partners Asia was formed to purchase, reposition, develop, hold for investment and sell institutional quality real estate and related assets in targeted markets in Asia, including China, Japan, India, South Korea, Hong Kong, Singapore and other Asia Pacific markets. CBRE Strategic Partners Asia has an eight-year term, which may be extended for up to two one-year periods with the approval of two-thirds of the limited partners. CBRE Strategic Partners Asia is managed by CB Richard Ellis Investors SP Asia II, LLC, or the Investment Manager, an affiliate of CBRE Global Investors. The Investment Manager is entitled to an annual management fee and acquisition fees. Our share of investment management fees paid to the Investment Manager was approximately $111,000 for the year ended December 31, 2013. Our share of acquisition fees paid to the Investment Manager was $49,000 for the year ended December 31, 2013.
On January 30, 2013, we acquired 100% of Trammel Crow Company's ("TCC"), a wholly-owned subsidiary of CBRE Group, Inc., interest in our joint venture with TCC which owned and developed our 1400 Atwater Drive property, a 300,000 square foot office development in Malvern, Pennsylvania. The cost of the acquisition was approximately $3.4 million.

OTHER MATTERS
Solicitation of Proxies
We will pay the cost of solicitation of proxies. In addition to the solicitation of proxies by mail, our trustees and officers also may solicit proxies by telephone, Internet or in person without additional compensation for such activities. We will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. We will reimburse such holders for their reasonable expenses.
Confidentiality of Voting
We keep all the proxies, ballots, and voting tabulations confidential as a matter of practice. We only let our Inspector of Election, American Election Services, LLC and representative of Broadridge Financial Solutions, Inc., examine these documents. Occasionally, shareholders provide written comments on their proxy card, which are then forwarded to us by Broadridge Financial Solutions, Inc.
Voting Results
American Election Services, LLC, our independent tabulating agent, will count the votes and act as the Inspector of Election. We will publish the voting results in a Current Report on Form 8-K, which will be filed with the SEC within four business days of the annual shareholders meeting.
Shareholder Proposals
Shareholder proposals intended to be presented at the 2015 annual meeting of shareholders must be received by our Secretary no later than December 23, 2014 in order to be considered for inclusion in our proxy statement relating to the 2015 meeting pursuant to Rule 14a-8 under the Exchange Act.
For a proposal of a shareholder to be properly presented at the 2015 annual meeting of shareholders, other than a shareholder proposal included in the proxy statement pursuant to Rule 14a-8, such proposal must be received at our principal executive offices on or after March 14, 2015 and on or before April 13, 2015, unless the 2015 annual meeting of shareholders is scheduled to take place before May 13, 2015 or after August 11, 2015. Under our bylaws, shareholders must follow certain procedures to nominate a person for election as a trustee at an annual or special meeting, or to introduce an item of business at an annual meeting. A shareholder must notify our Secretary in writing of the trustee nominee or the other business. To be timely under our current bylaws, the notice must be delivered to our Secretary, along with the appropriate supporting documentation, as applicable, at our principal executive office not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Any such proposal should be mailed to: Chambers Street Properties, 47 Hulfish Street, Suite 210, Princeton, New Jersey 08542, Attn: Secretary.
Other Matters
Our Board of Trustees does not know of any matters other than those described in this proxy statement that will be presented for action at the annual meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders.
By Order of our Board of Trustees,
Martin A. Reid
Secretary
Princeton, New Jersey
April 22, 2014

Chambers Street™

www.ChambersStreet.com

CHAMBERSSTREET PROPERTIES
P.O. BOX 219345
KANSAS CITY, MO 64121-9345

AUTHORIZE YOUR PROXY BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 11, 2014. Have your proxy card/voting instruction form in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

AUTHORIZE YOUR PROXY BY PHONE— 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions until 11:59 p.m. Eastern Time on June 11, 2014. Have your proxy card/voting instruction form in hand when you call and then follow the instructions.

AUTHORIZE YOUR PROXY BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717. Your proxy card must be received by June 11, 2014.

ELECTRONIC DELIVERY
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M74124-P50671

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CHAMBERS STREET PROPERTIES

	For All	Withhold All	For All Except
1. To elect all trustees to serve until the 2015 annual meeting of shareholders and until their successors are duly elected and qualify.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Charles E. Black
02) Mark W. Brugger
03) Jack A. Cuneo
04) James L. Francis
05) James M. Orphanides
06) Martin A. Reid
07) Louis P. Salvatore

	For	Against	Abstain
2. To approve, on a non-binding, advisory basis, the compensation of our named executive officers.	☐	☐	☐
3. To ratify the selection of Deloitte and Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.	☐	☐	☐

NOTE: The proxies are also authorized to vote in their discretion upon such other matters as may properly be brought before the annual meeting or any adjournments or postponements thereof.

The undersigned hereby acknowledge(s) receipt of a copy of the accompanying notice of annual shareholders meeting, the proxy statement with respect thereof and our annual report to shareholders with respect to our 2013 fiscal year, the terms of each of which are incorporated by reference, and hereby revoke(s) any proxy or proxies heretofore given with respect to the meeting. This proxy may be revoked at any time before it is exercised.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Important: Please sign exactly as your name appears hereon. Joint owners should each sign personally. Trustees and others signing in a representative or fiduciary capacity should indicate their full titles in such capacity.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS
The Notice and Proxy Statement and the 2013 Annual Report to Shareholders are available at: www.proxyvote.com

FOLD & DETACH HERE

M74125-P50671

Proxy
Chambers Street Properties
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES.

This Proxy will be voted as directed, if the proxy is returned signed, but no direction is given, it will be voted "FOR" the matters stated.

The undersigned shareholder of Chambers Street Properties, a Maryland real estate investment trust, hereby appoints Jack A. Cuneo, Philip L. Kianka and Martin A. Reid, and each of them, as proxies, with full power of substitution in each, to attend the Annual Meeting of Shareholders of Chambers Street Properties to be held at Nassau Inn Princeton, 10 Palmer Square, Princeton, New Jersey, on June 12, 2014, at 9:30 a.m., Eastern Time and any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting.

When properly executed, votes entitled to be cast by the undersigned will be cast in the manner directed herein by undersigned shareholder(s). If no direction is given, the votes entitled to be cast by the undersigned will be cast FOR the nominees of our Board of Trustees listed in Proposal 1, FOR the approval, on a non-binding, advisory basis, of the compensation of our named executive officers described in Proposal 2, and FOR the ratification of the selection of our independent registered public accounting firm described in Proposal 3. In their discretion, the proxies are each authorized to vote upon such other business as may properly come before the annual meeting and any adjournments or postponements thereof. A shareholder wishing to vote in accordance with our Board of Trustees' recommendations need only sign and date this proxy and return it in the enclosed envelope.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued and to be marked, dated, and signed on the other side.)